Exhibit 10.1

Execution Version

$3,795,000,000.00

TENTH AMENDED AND RESTATED CREDIT AGREEMENT

among

LENNAR CORPORATION, as Borrower,

and

The Several Lenders from Time to Time Parties Hereto,

and

JPMORGAN CHASE BANK, N.A.,

as an Issuing Lender and Administrative Agent

and

JPMORGAN CHASE BANK, N.A., BOFA SECURITIES, INC. and MIZUHO BANK, LTD.,

as Joint Bookrunners

and

JPMORGAN CHASE BANK, N.A., BOFA SECURITIES, INC., MIZUHO BANK, LTD., BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH, BMO CAPITAL MARKETS CORP., GOLDMAN SACHS BANK USA, THE BANK OF NOVA SCOTIA, TRUIST SECURITIES, INC., WELLS FARGO SECURITIES, LLC, CITIBANK, N.A., CITIZENS BANK, N.A., FIFTH THIRD BANK, NATIONAL ASSOCIATION, PNC CAPITAL MARKETS LLC, TD BANK, N.A., THE HUNTINGTON NATIONAL BANK, ING CAPITAL LLC and REGIONS BANK,

as Joint Lead Arrangers,

and

BANK OF AMERICA, N.A. and MIZUHO BANK, LTD.,

as Syndication Agents

and

BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH, BMO CAPITAL MARKETS CORP., GOLDMAN SACHS BANK USA, THE BANK OF NOVA SCOTIA, TRUIST BANK, WELLS FARGO SECURITIES, LLC, CITIBANK, N.A., CITIZENS BANK, N.A., FIFTH THIRD BANK, NATIONAL ASSOCIATION, PNC BANK, NATIONAL ASSOCIATION, TD BANK, N.A., THE HUNTINGTON NATIONAL BANK, ING CAPITAL LLC, REGIONS BANK, FLAGSTAR BANK, ZIONS BANCORPORATION, N.A. dba CALIFORNIA BANK & TRUST, THE BANK OF NEW YORK MELLON and TEXAS CAPITAL BANK,

as Documentation Agents

Dated as of October 26, 2026

4.9	Tax Liability	54
4.10	Regulations U and X; Investment Company Act	54
4.11	Pension Plan	55
4.12	Subsidiaries; Joint Ventures	55
4.13	Environmental Compliance	55
4.14	No Misrepresentation	56
4.15	Solvent	56
4.16	Foreign Direct Investment Regulations	56
4.17	Relationship of the Loan Parties	56
4.18	Insurance	56
4.19	Foreign Asset Control Regulations	56
4.20	Anti-Corruption Laws and Sanctions	56
4.21	Affected Financial Institutions	57
4.22	Plan Assets; Prohibited Transactions	57

SECTION 5. CONDITIONS PRECEDENT		57

5.1	Conditions to Initial Extension of Credit	57
5.2	Conditions to Each Extension of Credit	58

SECTION 6. AFFIRMATIVE COVENANTS		59

6.1	Reporting Requirements	59
6.2	Payment of Taxes and Other Potential Liens	61
6.3	Preservation of Existence	61
6.4	Maintenance of Properties	61
6.5	Access to Premises and Books	62
6.6	Notices	62
6.7	Addition and Removal of Guarantors	62
6.8	Compliance with Laws and Other Requirements	63
6.9	Use of Proceeds	63

SECTION 7. NEGATIVE COVENANTS		63

7.1	Financial Condition Covenants	63
7.2	Liens and Encumbrances	63
7.3	Limitation on Fundamental Changes	63
7.4	Permitted Investments	64
7.5	No Margin Stock	65
7.6	[Reserved]	65
7.7	Prepayment of Indebtedness	65
7.8	Pension Plan	65
7.9	Transactions with Affiliates	65
7.10	Foreign Assets Control Regulations	65

SECTION 8. EVENTS OF DEFAULT; REMEDIES		66

SECTION 9. THE AGENTS		68

9.1	Appointment	68
9.2	Delegation of Duties	68
9.3	Exculpatory Provisions	69
9.4	Reliance by Administrative Agent	69
9.5	Notice of Default	69
9.6	Non-Reliance on Agents and Other Lenders	69
9.7	Indemnification	70
9.8	Administrative Agent in Its Individual Capacity	71
9.9	Successor Administrative Agent	71
9.10	Documentation Agents and Syndication Agents	71
9.11	Certain ERISA Matters	71
9.12	Recovery of Erroneous Payments	73
9.13	Borrower Communications	73

SECTION 10. MISCELLANEOUS		74

10.1	Amendments and Waivers	74
10.2	Notices	76
10.3	No Waiver; Cumulative Remedies	76
10.4	Survival of Representations and Warranties	77
10.5	Payment of Expenses and Taxes	77
10.6	Successors and Assigns; Participations and Assignments	78
10.7	Adjustments; Set off	81
10.8	Counterparts; Integration; Effectiveness; Electronic Execution	81
10.9	Severability	82
10.10	Integration	82
10.11	GOVERNING LAW	83
10.12	Submission To Jurisdiction; Waivers	83
10.13	Acknowledgements	83
10.14	Releases of Guarantees	85
10.15	Confidentiality	85
10.16	WAIVERS OF JURY TRIAL	86
10.17	USA Patriot Act	86
10.18	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	86
10.19	Acknowledgement Regarding Any Supported QFCs	86
10.20	No Novation	87

SCHEDULES:

1.1A	Commitments
1.1B	Existing Liens
1.1C	Original Guarantors
1.1D	L/C Commitments
4.6	Litigation
4.12	Subsidiaries
7.4	Existing Investments

EXHIBITS:

A	Form of Guarantee Agreement
B	Form of Compliance Certificate
C	Form of Migrated LC Request
D	Form of Assignment and Assumption
E	Form of New Lender Supplement
F-1	Form of Legal Opinion of Venable LLP
F-2	Form of Legal Opinion (Internal Counsel)
G-1-4	Forms of U.S. Tax Certificates
H	Form of Letter of Credit Application

TENTH AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of October 26, 2026, among LENNAR CORPORATION, a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), and JPMORGAN CHASE BANK, N.A., as Issuing Lender and Administrative Agent (hereinafter defined).

Borrower, various lenders, and JPMorgan Chase Bank, N.A., as administrative agent for such lenders are parties to that certain Ninth Amended and Restated Credit Agreement, dated as of November 25, 2024 (as amended, supplemented or otherwise modified through the date hereof, the “Ninth Amended Credit Agreement”). Administrative Agent, Borrower and the undersigned Lenders, being all of the Lenders directly affected by this Agreement and constituting in excess of the Required Lenders to amend the Ninth Amended Credit Agreement, now desire to amend and restate the Ninth Amended Credit Agreement in its entirety in accordance with the terms and provisions contained herein.

The parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1% and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. central time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the ABR due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the ABR is being used as an alternate rate of interest pursuant to Section 2.13 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.13(b)), then the ABR shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the ABR as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“Adjusted Daily Simple SOFR Rate”: for any day, Daily Simple SOFR; provided, that if the Adjusted Daily Simple SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for purposes of calculating such rate.

“Adjusted Term SOFR Rate”: the Term SOFR Rate; provided, that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for purposes of calculating such rate.

“Administrative Agent”: JPMorgan Chase Bank, N.A., together with its affiliates, successors and assigns, as the administrative agent for the Lenders under this Agreement and the other Loan Documents.

“Affected Financial Institution”: (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate”: as to any Person, any Person (a) which directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with such Person, or (b) which directly, or indirectly through one or more intermediaries, owns beneficially or of record twenty percent (20%) or more of the Voting Stock of such Person.

“Agents”: the collective reference to the Syndication Agents, the Documentation Agents and the Administrative Agent.

“Agreement”: as defined in the preamble hereto.

“Ancillary Document”: as defined in Section 10.8.

“Anti-Corruption Laws”: all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Order”: Executive Order No. 13,224, 66 Fed. Reg. 49,079 (2001), issued by the President of the United States of America (Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism).

“Applicable Margin”:

(a) for each Class A Revolving Loan and each Class C Revolving Loan, the rate per annum set forth in the pricing grid below, except as set forth in the proviso below:

Leverage Ratio	Applicable Margin for Term Benchmark Loans	Applicable Margin for ABR Loans	Commitment Fee Rate
> 50%	1.625%	0.625%	0.225%
>35% but ≤ 50%	1.35%	0.35%	0.175%
>25% but ≤ 35%	1.20%	0.20%	0.15%
>15% but ≤ 25%	1.10%	0.10%	0.125%
≤ 15%	1.00%	0.00%	0.125%

provided, that any change to pricing resulting from a change in the Leverage Ratio shall become effective three (3) Business Days after the delivery of the Compliance Certificate reflecting the updated Leverage Ratio; provided, further that at any time that Borrower has an Investment Grade Rating, the Applicable Margin for each Class A Revolving Loan and each Class C Revolving Loan shall mean the following:

Applicable Margin for Term Benchmark Loans	Applicable Margin for ABR Loans	Commitment Fee Rate
1.00%	0.00%	0.125%

provided that any change to pricing resulting from a change in the Investment Grade Rating of the Borrower shall become effective three (3) Business Days after any such change in rating; provided, further, that at any time the Borrower has an Improved Investment Grade Rating, the Applicable Margin for each Class A Revolving Loan shall mean the following:

Applicable Margin for Term Benchmark Loans	Applicable Margin for ABR Loans	Commitment Fee Rate
0.90%	0.00%	0.10%

provided that any change to pricing resulting from a change in the Investment Grade Rating of the Borrower which results in the Borrower having an Improved Investment Grade Rating shall become effective three (3) Business Days after any such change in rating.

(b) for each Class B Revolving Loan, the rate per annum set forth in the pricing grid below, except as set forth in the proviso below:

Leverage Ratio	Applicable Margin for Term Benchmark Loans	Applicable Margin for ABR Loans	Commitment Fee Rate
> 50%	1.625%	0.625%	0.225%
>35% but ≤ 50%	1.35%	0.35%	0.175%
>25% but ≤ 35%	1.20%	0.20%	0.15%
≤ 25%	1.10%	0.10%	0.125%

provided, that any change to pricing resulting from a change in the Leverage Ratio shall become effective three (3) Business Days after the delivery of the Compliance Certificate reflecting the updated Leverage Ratio; provided, further that at any time that Borrower has an Investment Grade Rating, the Applicable Margin for each Class B Revolving Loan shall mean the following:

Applicable Margin for Term Benchmark Loans	Applicable Margin for ABR Loans	Commitment Fee Rate
1.10%	0.10%	0.125%

provided that any change to pricing resulting from a change in the Investment Grade Rating of the Borrower shall become effective three (3) Business Days after any such change in rating.

“Applicant”: as defined in Section 3.2.

“Application”: an application requesting the Issuing Lender to issue a Letter of Credit, substantially in the form of Exhibit H attached hereto or in such other form as the Issuing Lender and Borrower may agree upon from time to time; provided, that in the absence of an agreement by the Borrower and an Issuing Lender to a different form of application, such Issuing Lender shall accept an Application.

“Approved Borrower Portal”: as defined in Section 9.13(a).

“Approved Fund”: any entity that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee”: as defined in Section 10.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit D.

“Authorized Financial Officer”: any of the chief financial officer, treasurer or controller of the Borrower.

“Available Commitment”: as to any Class A Lender, such Lender’s Class A Available Commitment, as to any Class B Lender, such Lender’s Class B Available Commitment and, as to any Class C Lender, such Lender’s Class C Available Commitment.

“Available Tenor”: as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.13.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Basel III”: the third of the so-called Basel Accords issued by the Basel Committee on Banking Supervision.

“Benchmark”: initially, with respect to any (i) RFR Loan, the Daily Simple SOFR or (ii) Term Benchmark Loan, the Term SOFR Rate; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date, have occurred with respect to the Daily Simple SOFR or Term SOFR Rate, as applicable, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.13.

“Benchmark Replacement”: for any Available Tenor: the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to the above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment”: with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes”: with respect to any Benchmark Replacement and/or any Term Benchmark Loan, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date”: with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event”: with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period”: with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13.

“Beneficial Ownership Certification”: a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.

“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for the purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Benefitted Lender”: as defined in Section 10.7(a).

“BHC Act Affiliate”: of any party, an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Borrower Communications”: means, collectively, any borrowing request, conversion or continuation notice, notice of prepayment, notice requesting the issuance, amendment or extension of a Letter of Credit or other notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Borrower to the Administrative Agent through an Approved Borrower Portal.

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Business Day”: any day (other than a Saturday or a Sunday) on which banks are open for business in New York City or Chicago; provided that, in relation to RFR Loans and Term Benchmark Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan or Term Benchmark Loan, or any other dealings of such RFR Loan or Term Benchmark Loan, any such day that is only an U.S. Government Securities Business Day.

“Capitalized Lease”: of a Person, any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Lease Obligations”: as to any Person, any obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capital Stock”: any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, but excluding any debt securities convertible into such equity.

“Cash Equivalents”: (i) short-term obligations of, or fully guaranteed by, the United States of America, (ii) commercial paper rated A-2 or better by S&P or P-2 or better by Moody’s, (iii) demand deposit accounts maintained in the ordinary course of business (whether domestic or foreign), (iv) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000, and (v) money market funds investing in various asset classes, including substantially all the assets of which are described in the preceding clauses.

“Change of Control”: the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof), of Capital Stock representing more than fifty percent (50%) of the Voting Stock of the Borrower, other than any transaction where:

(x) the Borrower becomes a direct or indirect wholly-owned Subsidiary of a holding company and either (i) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Borrower’s Voting Stock immediately prior to that transaction or (ii) the shares of the Borrower’s Voting Stock outstanding immediately prior to such transaction are converted into or exchanged for a majority of the Voting Stock of such holding company immediately after giving effect to such transaction; or

(y) both (i) Stuart Miller, together with members of his immediate family, directly or indirectly, becomes the beneficial owner of more than 50%, but less than 66 2⁄3%, of the Borrower’s outstanding Voting Stock (measured by voting power rather than number of shares) and (ii) immediately after such transaction or transactions, the Class A Common Stock is listed for trading on the New York Stock Exchange or The Nasdaq Global Market.

“Change in Status”: an event that results in a Subsidiary that was a Guarantor, for legitimate business reasons, without any intent to avoid any requirements of this Agreement, ceasing to have an obligation under this Agreement to be a Guarantor, which legitimate business reasons may include (i) the entry by such Subsidiary into a bona fide agreement with an unaffiliated third person for legitimate business reasons as a result of which a wholly-owned Subsidiary that was a Guarantor either (A) becomes a non-wholly-owned Subsidiary, (B) is required not to be a Guarantor or (C) otherwise becomes a Designated Subsidiary, (ii) a Guarantor ceasing to be a Material Subsidiary or (iii) the sale or other disposition of a Guarantor.

“Class”: when used in reference to any Revolving Loan, refers to whether such Revolving Loan is a Class A Revolving Loan, Class B Revolving Loan or Class C Revolving Loan; when used in reference to any Commitment, refers to whether such Commitment is a Class A Commitment, Class B Commitment or Class C Commitment; and, when used in reference to any Lender, refers to whether such Lender is a Class A Lender, a Class B Lender or a Class C Lender.

“Class A Available Commitment”: as to any Class A Lender at any time, an amount equal to the excess, if any, of (a) such Class A Lender’s Commitment then in effect over (b) such Class A Lender’s Percentage Interest of the Outstanding Amount.

“Class A Commitment”: as to any Class A Lender, the obligation of such Class A Lender, if any, to make Class A Revolving Loans and participate in Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Class A Commitment” opposite such Class A Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Class A Commitments is $3,545,000,000.00.

“Class A Commitment Period”: the period from and including the Closing Date to the Class A Termination Date.

“Class A Lender”: any Lender that holds a Class A Commitment.

“Class A Revolving Loan”: each Revolving Loan made by a Class A Lender.

“Class A Termination Date”: November 25, 2031, subject, however, to earlier termination of the Total Commitments pursuant of the terms of this Agreement.

“Class B Available Commitment”: as to any Class B Lender at any time, an amount equal to the excess, if any, of (a) such Class B Lender’s Commitment then in effect over (b) such Class B Lender’s Percentage Interest of the Outstanding Amount.

“Class B Commitment”: as to any Class B Lender, the obligation of such Class B Lender, if any, to make Class B Revolving Loans and participate in Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Class B Commitment” opposite such Class B Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Class B Commitments is $225,000,000.00.

“Class B Commitment Period”: the period from and including the Closing Date to the Class B Termination Date.

“Class B Lender”: any Lender that holds a Class B Commitment.

“Class B Revolving Loan”: each Revolving Loan made by a Class B Lender.

“Class B Termination Date”: May 23, 2027, subject, however, to earlier termination of the Total Commitments pursuant of the terms of this Agreement.

“Class C Available Commitment”: as to any Class C Lender at any time, an amount equal to the excess, if any, of (a) such Class C Lender’s Commitment then in effect over (b) such Class C Lender’s Percentage Interest of the Outstanding Amount.

“Class C Commitment”: as to any Class C Lender, the obligation of such Class C Lender, if any, to make Class C Revolving Loans and participate in Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Class C Commitment” opposite such Class C Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Class C Commitments is $25,000,000.00.

“Class C Commitment Period”: the period from and including the Closing Date to the Class C Termination Date.

“Class C Lender”: any Lender that holds a Class C Commitment.

“Class C Revolving Loan”: each Revolving Loan made by a Class C Lender.

“Class C Termination Date”: November 25, 2029, subject, however, to earlier termination of the Total Commitments pursuant of the terms of this Agreement.

“Closing Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied, which date is October 26, 2026.

“CME Term SOFR Administrator”: CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Commercial Subsidiary”: a Subsidiary of the Borrower which has engaged in or hereafter engages in, as its principal business, the development, investment and management of commercial or mixed use properties and activities that are incidental or ancillary thereto.

“Commitment”: with respect to each Class A Lender, such Class A Lender’s Class A Commitment, with respect to each Class B Lender, such Class B Lender’s Class B Commitment and with respect to each Class C Lender, such Class C Lender’s Class C Commitment. As of the Closing Date, the aggregate amount of the Total Commitments is $3,795,000,000.00.

“Commitment Fee Rate”: the rate per annum as set forth in the fee grid set forth above in the definition of “Applicable Margin”.

“Commitment Period”: as the context may require, the Class A Commitment Period, the Class B Commitment Period or the Class C Commitment Period.

“Competitor”: any Person that is (i) a Homebuilder or (ii) engaged primarily in the business of investing in distressed real estate and not a banking institution, life insurance company, or other similar financial institution that ordinarily is engaged in the business of making real estate loans.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer and an Authorized Financial Officer substantially in the form of Exhibit B.

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA”: for any period, (a) Consolidated Net Income plus (b) to the extent deducted from revenues in determining Consolidated Net Income: (i) interest expense, (ii) expense for income taxes paid or accrued, (iii) depreciation, (iv) amortization, (v) non-cash (including impairment) charges, (vi) extraordinary losses, (vii) expenses and transaction costs, including amortization of capitalized costs, relating to a Spin-Off Transaction, (viii) loss (gain) on early extinguishment of indebtedness, and (ix) acquisition related expenses and transaction costs relating to Material Acquisitions, not to exceed 10% of twelve month Consolidated EBITDA immediately prior to the acquisition, minus (c) to the extent added to revenues in determining Consolidated Net Income, (i) non-cash gains and extraordinary gains (including for the avoidance of doubt, gains relating to the release of any tax asset valuation reserves), (ii) interest income and (iii) benefit for income taxes.

“Consolidated Indebtedness”: at any date, without duplication (a) all funded debt of the Borrower and the Ratio Subsidiaries determined on a consolidated basis; plus (b) funded debt of Joint Ventures to the extent any Loan Party has a Contingent Obligation with respect thereto (and for the avoidance of doubt, if there is an accounting requirement to write up indebtedness, only the funded portion of such debt will be included), minus Joint Venture Reimbursement Obligations up to a maximum of $75,000,000; plus (c) the sum of (i) all reimbursement obligations with respect to drawn Financial Letters of Credit and drawn Performance Letters of Credit (excluding any portion of the actual or potential letter of credit obligations that are secured by cash collateral) and (ii) the maximum amount available to be drawn under all undrawn Financial Letters of Credit, in each case issued for the account of, or guaranteed by, the Borrower or the Ratio Subsidiaries (excluding any portion of the actual or potential letter of credit obligations that are secured by cash collateral); plus (d) funded debt of third parties to the extent that (A) the Borrower or a Ratio Subsidiary has a Contingent Obligation with respect thereto and (B) such Contingent Obligation has been called (to the extent of the portion called); and plus (e) all Hedging Obligations of the Borrower and the Ratio Subsidiaries.

“Consolidated Interest Incurred”: for any period, the aggregate amount (without duplication and determined in each case in accordance with the Borrower’s GAAP financial statements) of interest incurred (whether expensed or capitalized, paid, accrued, or scheduled to be paid or accrued, during such period) by the Borrower or a Ratio Subsidiary during such period, including (a) the interest portion of all deferred payment obligations and (b) all commissions, discounts, and other fees and charges (excluding premiums) owed with respect to bankers’ acceptances and letter of credit financings (including, without limitation, letter of credit fees) and Hedging Obligations minus interest income of the Borrower and the Ratio Subsidiaries, in each case to the extent attributable to such period; provided that interest between the Borrower or a Ratio Subsidiary to the Borrower or a Ratio Subsidiary shall be excluded.

“Consolidated Net Income”: for any period, the net income (or loss) attributable to the Borrower and the Ratio Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Tangible Net Worth”: at any date, the consolidated stockholders’ equity, less intangible assets, of the Borrower and the Ratio Subsidiaries determined in accordance with GAAP before non-controlling interest, all determined as of such date.

“Contingent Obligation”: of a Person, any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the Indebtedness of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person to enable such person to pay Indebtedness, or otherwise assures any creditor with respect to Indebtedness of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract, “put” agreement or other similar arrangement, provided that, without limitation of the foregoing, a “bad acts” or completion guarantee or similar arrangement shall not constitute a Contingent Obligation except to the extent of amounts then due and payable thereunder.

“Control”: the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Group”: all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Corresponding Tenor”: with respect to any Available Tenor, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity”: any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party”: as defined in Section 10.19.

“Daily Simple SOFR”: for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Day”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. If by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Day, SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Day will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Default”: any event or circumstance that, with the giving of notice or passage of time, or both, would become an Event of Default.

“Default Right”: as defined in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender”: any Lender, as determined by Administrative Agent in its reasonable discretion (or by the Required Lenders in their reasonable discretion in the event that the Lender in question is also Administrative Agent), that has (a) failed to fund any portion of its Revolving Loans or participations in Letters of Credit within three (3) Business Days of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied; (b) notified the Borrower, Administrative Agent, the Issuing Lenders or any Lender in writing that it does not intend to comply with any funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements generally in which it commits to extend credit unless such Lender notifies the Administrative Agent and the Borrower in writing that such announcement is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied; (c) failed, within three (3) Business Days after written request by Administrative Agent (or Required Lenders) (or, in the event that the Lender in question is also Administrative Agent, the Required Lenders) to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective loans and participations in then-outstanding Letters of Credit (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent); (d)

otherwise failed to pay over to Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute; (e) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment (each, a “Bankruptcy Event”); or (f) has become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Designated Subsidiaries”: as of any date, any Subsidiary that is prohibited from delivering a Guarantee Agreement by law, rule, regulation or an agreement with a Person not Affiliated with the Borrower.

“Documentation Agents”: collectively, Banco Bilbao Vizcaya Argentaria, S.A. New York Branch, BMO Capital Markets Corp., Goldman Sachs Bank USA, The Bank Of Nova Scotia, Truist Bank, Wells Fargo Securities, LLC, Citibank, N.A., Citizens Bank, N.A., Fifth Third Bank, National Association, PNC Bank, National Association, TD Bank, N.A., The Huntington National Bank, ING Capital LLC, Regions Bank, Flagstar Bank, Zions Bancorporation, N.A. dba California Bank & Trust, The Bank Of New York Mellon and Texas Capital Bank.

“Dollars” and “$”: dollars in lawful currency of the United States.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature”: an electronic symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record. For the avoidance of doubt, electronic images of handwritten signatures and digital signatures provided by (i) DocuSign or (ii) any other digital signature provider acceptable to the Administrative Agent, in each case, shall constitute an Electronic Signature hereunder.

“Eligible Assignee”: any of (i) a Lender or an Affiliate of a Lender, (ii) a commercial bank organized under the laws of the United States, or any State thereof, and having (x) total assets in excess of $1,000,000,000 and (y) a combined capital and surplus of at least $250,000,000; (iii) a commercial bank organized under the laws of any other country which is a member of the Organization of Economic Cooperation and Development (“OECD”), or a political subdivision of any such country, and having (x) total assets in excess of $1,000,000,000 and (y) a combined capital and surplus of at least $250,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of OECD; (iv) a life insurance company organized under the laws of any State of the United States, or organized under the laws of any country and licensed as a life insurer by any State within the United States and having admitted assets of at least $1,000,000,000; (v) a nationally or internationally recognized investment banking company or other financial institution in the business of making, investing in or purchasing loans, or an Affiliate thereof organized under the laws of any State of the United States or any other country which is a member of OECD, and licensed or qualified to conduct such business under the laws of any such State and having (1) total assets of at least $1,000,000,000 and (2) a net worth of at least $250,000,000; or (vi) an Approved Fund. In no event shall a Defaulting Lender or its Lender Parent be deemed to be an Eligible Assignee.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default”: any of the events specified in Section 8.

“Exchange Act”: the Securities Exchange Act of 1934, as amended.

“Excluded Taxes”: any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Loans, any Letter of Credit or Commitments pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the applicable Commitment, or if such Lender did not fund the applicable Loan or Letter of Credit pursuant to a prior Commitment, the date on which such Lender acquires the applicable interest in such Loan or Letter of Credit (in each case, other than pursuant to an assignment request by the Borrower under Section 2.19) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.16, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in the applicable Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.16(e) or Section 2.16(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing LCs”: as defined in Section 3.1.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations thereunder or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above), and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities implementing the foregoing.

“Federal Funds Effective Rate”: for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Financial Letter of Credit”: a letter of credit that is not a Performance Letter of Credit.

“Floor”: the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate or the Adjusted Daily Simple SOFR Rate, as applicable. For the avoidance of doubt, the initial Floor for the Adjusted Term SOFR Rate and the Adjusted Daily Simple SOFR Rate shall be 0%.

“Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States of America as in effect at the time any determination is made or financial statement is required hereunder as promulgated by the American Institute of Certified Public Accountants, the Accounting Principles Board, the Financial Accounting Standards Board or any other body existing from time to time which is authorized to establish or interpret such principles, applied on a consistent basis throughout any applicable period, subject to any change required by a change in GAAP; provided, however, that if any change in generally accepted accounting principles from those applied in preparing the financial statements referred to in Section 4.1 affects any financial calculation contained herein, (i) Borrower, the Lenders and Administrative Agent hereby agree to make such amendments hereto to the effect that each relevant provision is not more or less restrictive than such provision as in effect on the date hereof using generally accepted accounting principles consistent with those reflected in such financial statements, and (ii) pending the effectiveness of such amendment, (a) Borrower shall not be in default hereunder if, solely as a result of such change in generally accepted accounting principles, Borrower is not in compliance with any such provision contained herein and (b) GAAP will be interpreted as it was in effect prior to such amendment.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guarantee Agreement”: the Tenth Amended and Restated Guarantee Agreement to be executed and delivered by each Guarantor, substantially in the form of Exhibit A.

“Guarantors”: each domestic wholly-owned Subsidiary of Borrower except Mortgage Banking Subsidiaries, Rialto Subsidiaries, Designated Subsidiaries, Commercial Subsidiaries, Multi-Family Subsidiaries, Sunstreet Subsidiaries and Subsidiaries that are not Material Subsidiaries. The original Guarantors are indicated on Schedule 1.1C to this Agreement.

“Hedging Obligations”: of a Person, any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), (a) under any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, commodity prices, exchange rates or forward rates applicable to such party’s assets, liabilities, or exchange transaction, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

“Homebuilder”: any Person that is listed on the most recent Builder 100 list published by Builder magazine, ranked by revenues or closings (or if such list is no longer published, identified in such other published list or through such other means as is mutually agreed by the Administrative Agent and the Borrower) or any Affiliate of such Person.

“Improved Investment Grade Rating”: a senior unsecured public debt rating of at least two of A- or higher from S&P, A3 or higher from Moody’s or A- or higher from Fitch.

“Increased Facility Closing Date”: as defined in Section 2.21.

“Indebtedness”: of any Person at any date, without duplication, (a) all liabilities and obligations, contingent or otherwise, of such Person, (i) in respect of borrowed money, (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) representing the balance deferred and unpaid of the purchase price of any property or services, except (A) those incurred in the ordinary course of its business that would constitute ordinarily a trade payable to trade creditors and (B) liabilities related to consolidated inventory not owned (but specifically excluding from such exception the deferred purchase price of Real Estate), (iv) evidenced by bankers’ acceptances, (v) consisting of obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, except Liens described in clause (p) of the definition of “Permitted Liens”, (vi) consisting of Capitalized Lease Obligations (including any Capitalized Leases entered into as a part of a sale/leaseback transaction), (vii) consisting of liabilities and obligations under any receivable sales transactions, (viii) consisting of a Financial Letter of Credit (but excluding Performance Letters of Credit and performance or surety bonds) or a reimbursement obligation of such Person with respect to any Financial Letter of Credit (but excluding Performance Letters of Credit and performance or surety bonds), (ix) consisting of Hedging Obligations, (x) consisting of Off-Balance Sheet Liabilities or (xi) consisting of Contingent Obligations; and (b) obligations of such Person to purchase Securities or other property arising out of or in connection with the sale of the same or substantially similar securities or property.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a) hereof, Other Taxes.

“Interest Coverage Ratio”: as of any date, for the applicable period, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Incurred.

“Interest Payment Date”: (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December and the Termination Date, (b) with respect to any RFR Loan, (1) the last Business Day of each month and (2) the Termination Date and (c) with respect to any Term Benchmark Loan, the last day of each Interest Period applicable to the borrowing of which such Loan is a part and, in the case of a Term Benchmark borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and the Termination Date.

“Interest Period”: with respect to any Term Benchmark borrowing, the period commencing on the date of such borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment), as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no tenor that has been removed from this definition pursuant to Section 2.13(e) shall be available for specification in such borrowing request. For purposes hereof, the date of a borrowing initially shall be the date on which such borrowing is made and, in the case of a Revolving borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such borrowing.

“Investment”: (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance, extension of credit (by way of guaranty or otherwise) or capital contribution to another Person or (c) the purchase or other acquisition of assets of another Person that constitute a business unit. For purposes hereof, the book value of any Investment shall be calculated in accordance with GAAP.

“Investment Grade Rating”: a senior unsecured public debt rating of BBB- or higher from S&P or Baa3 or higher from Moody’s.

“Issuance Date”: the date of issuance of a Letter of Credit by an Issuing Lender.

“Issuing Lender”: JPMorgan Chase Bank, N.A. in its capacity as issuer of any Letter of Credit and any other Lender approved by the Administrative Agent (such approval not to be unreasonably withheld) and the Borrower that has agreed in its sole discretion to act as an “Issuing Lender” hereunder, or any of their respective affiliates, on such terms agreed to by the parties, in each case in its capacity as issuer of any Letter of Credit, and which are identified from time to time in a notice sent by Borrower to the Administrative Agent. Each reference herein to “the Issuing Lender” shall be deemed to be a reference to the relevant Issuing Lender. As of the date hereof, PNC Bank, National Association, Bank of America, N.A., Wells Fargo Bank, National Association, Citibank, N.A., BMO Bank N.A., Zions Bancorporation, N.A. dba California Bank & Trust, Goldman Sachs Bank USA, Regions Bank and Texas Capital Bank are also Issuing Lenders.

“Joint Bookrunners”: collectively, JPMorgan Chase Bank, N.A., BofA Securities, Inc. and Mizuho Bank, Ltd.

“Joint Lead Arrangers”: collectively, JPMorgan Chase Bank, N.A., Bofa Securities, Inc., Mizuho Bank, Ltd., Banco Bilbao Vizcaya Argentaria, S.A. New York Branch, BMO Capital Markets Corp., Goldman Sachs Bank USA, The Bank Of Nova Scotia, Truist Securities, Inc., Wells Fargo Securities, LLC, Citibank, N.A., Citizens Bank, N.A., Fifth Third Bank, National Association, PNC Capital Markets LLC, TD Bank, N.A., The Huntington National Bank, ING Capital LLC and Regions Bank.

“Joint Venture”: a joint venture (whether in the form of a corporation, a partnership, limited liability company or otherwise) (a) to which the Borrower or a Joint Venture Subsidiary is or becomes a party (other than tenancies in common), (b) whether or not Borrower is required to consolidate the joint venture in its financial statements in accordance with GAAP, and (c) in which the Borrower or any Joint Venture Subsidiary has or will have a total investment exceeding $25,000 or which has total assets plus contingent liabilities exceeding $100,000. For the purposes of this definition, the Borrower’s or Joint Venture Subsidiary’s investment in a joint venture shall be deemed to include any Securities of the joint venture owned by the Borrower or any Joint Venture Subsidiary, any loans, advances or accounts payable to the Borrower or any Joint Venture Subsidiary from the joint venture, any commitment or other agreement by the Borrower or any Joint Venture Subsidiary to provide funds or credit to the joint venture and the Borrower’s or Joint Venture Subsidiary’s share of the undistributed profits of the joint venture.

“Joint Venture Reimbursement Obligations”: in the case of the Indebtedness of any Joint Venture, the obligation of any partner or joint venturer not Affiliated with the Borrower to reimburse the Borrower or a Subsidiary for liabilities that the Borrower or a Subsidiary may incur in connection with a guaranty of any Indebtedness of such Joint Venture.

“Joint Venture Subsidiary”: a Subsidiary of the Borrower which is a partner, shareholder or other equity owner in a Joint Venture which is not a Loan Party.

“L/C Commitment”: means, for any date of determination, an amount equal to the then-current Total Commitments (inclusive of any increases to the Total Commitments pursuant to Section 2.21).

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5. Notwithstanding anything to the contrary herein the L/C Obligations of each Issuing Lender named herein shall at no time be greater than the amount for each Issuing Lender set forth on Schedule 1.1D attached hereto unless agreed to by such Issuing Lender in its sole discretion; provided that the L/C Obligations shall not exceed the L/C Commitment.

“L/C Participants”: the collective reference to all the Lenders other than the Issuing Lender.

“Lead Arrangers”: collectively, JPMorgan Chase Bank, N.A., BofA Securities, Inc., Mizuho Bank, Ltd, Wells Fargo Securities, LLC, BMO Capital Markets Corp., Banco Bilbao Vizcaya Argentaria, S.A. New York Branch, Goldman Sachs Bank USA, Truist Securities, Inc., The Bank of Nova Scotia, Fifth Third Bank, National Association, Citibank, N.A., Citizens Bank, N.A., PNC Capital Markets LLC, TD Bank, N.A., The Huntington National Bank, ING Capital LLC and Regions Bank.

“Lender Parent”: with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lenders”: as defined in the preamble hereto.

“Letters of Credit”: as defined in Section 3.1(a).

“Leverage Ratio”: the ratio, as of any date, of (a) Consolidated Indebtedness minus the sum of (i) Unrestricted Cash and (ii) cash and Cash Equivalents of consolidated Joint Ventures (not to exceed Joint Venture Indebtedness) divided by (b) Consolidated Indebtedness plus (i) Consolidated Tangible Net Worth plus, (ii) the lesser of (A) fifty percent (50%) of subordinated debt and (B) $600,000,000.

“Lien”: any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, charge, encumbrance, lien (statutory or other), preference, priority or other security agreement or similar preferential arrangement of any kind or nature whatsoever (including without limitation any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the authorized filing by or against a Person of any financing statement as debtor under the Uniform Commercial Code or comparable law of any jurisdiction). For the avoidance of doubt, a restriction, covenant, easement, right of way, or similar encumbrance affecting any interest in real property owned by a Loan Party and which does not secure an obligation to pay money is not a Lien.

“Liquidity”: at any time, the sum of (a) all Unrestricted Cash held by the Borrower and the Ratio Subsidiaries and (b) the aggregate principal amount available to be drawn by the Borrower under this Agreement.

“Loan”: any Revolving Loan made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Guarantee Agreement, Applications in connection with the issuance of Letters of Credit and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”: as of any date, the Borrower and the Guarantors.

“Material Acquisition”: any homebuilding acquisition the value of which equals or exceeds 10% of the aggregate assets of the Loan Parties (as determined immediately prior to giving effect to such acquisition).

“Material Adverse Effect”: since the date of the audited financial statements most recently delivered prior to the Closing Date: (a) a change, event or circumstance that could reasonably be expected to result in a material adverse effect on the financial condition of Borrower and its Subsidiaries, taken as a whole; (b) a material impairment of the ability of the Loan Parties, taken as a whole, to perform the payment or other material obligations under the Loan Documents; or (c) a material adverse effect upon the legality, validity, binding effect, or enforceability against Borrower or any other Loan Party of any material obligations of Borrower or any other Loan Party under any Loan Document to which it is a party.

“Material Subsidiaries”: as of any date, each domestic wholly-owned Subsidiary of Borrower (other than the Mortgage Banking Subsidiaries, Rialto Subsidiaries, Designated Subsidiaries, Commercial Subsidiaries, Multi-Family Subsidiaries and Sunstreet Subsidiaries) that has a Net Worth (excluding ownership interests in, or intercompany indebtedness of, other Subsidiaries) of $100,000,000 or more as of such date; provided that, in no event may there exist domestic wholly-owned Subsidiaries of the Borrower (other than the Mortgage Banking Subsidiaries, Rialto Subsidiaries, Designated Subsidiaries, Commercial Subsidiaries, Multi-Family Subsidiaries and Sunstreet Subsidiaries) that have, in the aggregate, a Net Worth in excess of $500,000,000 that are not Guarantors.

“Migrated LCs”: as defined in Section 3.10.

“Migrated LC Request”: a notice to the applicable Issuing Lender and Administrative Agent requesting the migration of Migrated LCs substantially in the form of Exhibit C attached hereto or in such other form as the applicable Issuing Lender, the Administrative Agent and the Borrower may agree upon from time to time.

“Mortgage Banking Subsidiary”: a Subsidiary of the Borrower which is engaged or hereafter engages in the mortgage banking business, including the origination, servicing, packaging and/or selling of mortgages on residential single- and multi-family dwellings and/or commercial property.

“Multi-Family Subsidiary”: a Subsidiary of the Borrower which has engaged in or hereafter engages in, as its principal business, the development, investment and management of multi-family rental properties and activities that are incidental or ancillary thereto.

“Net Worth”: at any date, with respect to any Person the amount of consolidated stockholders’ equity, less intangible assets, of such Person and its consolidated Subsidiaries as shown on its balance sheet as of such date in accordance with GAAP.

“New Lender”: as defined in Section 2.21.

“New Lender Supplement”: as defined in Section 2.21.

“Ninth Amended Credit Agreement”: as defined in the preamble hereto.

“Non-Guarantor Subsidiaries”: as of any date, the Mortgage Banking Subsidiaries, the Rialto Subsidiaries, the Designated Subsidiaries, the Commercial Subsidiaries, the Multi-Family Subsidiaries, the Sunstreet Subsidiaries and Subsidiaries that are not Material Subsidiaries.

“Non-Recourse Indebtedness”: Indebtedness pursuant to which the lender(s) have recourse only to (i) specific assets or properties or (ii) a Person that owns only specific assets or properties, all of which secure the same Indebtedness.

“Non-U.S. Lender”: as defined in Section 2.16(f).

“NYFRB”: the Federal Reserve Bank of New York.

“NYFRB Rate”: for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“NYFRB’s Website”: the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations”: all advances to, and debts, liabilities and obligations of, Borrower and Guarantors arising under any loan document for this Agreement or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against Borrower or any Guarantor or any Affiliate thereof of any proceeding under any bankruptcy or insolvency naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Off-Balance Sheet Liabilities”: of a Person, (a) any repurchase obligation or liability of such Person or any of its Subsidiaries with respect to accounts or notes receivable sold by such Person or any of its Subsidiaries, (b) any liability of such Person or any of its Subsidiaries under any financing lease, any synthetic lease (under which all or a portion of the rent payments made by the lessee are treated, for tax purposes, as payments of interest, notwithstanding that the lease may constitute an operating lease under GAAP) or any other similar lease transaction, or (c) any obligations of such Person or any of its Subsidiaries arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing and which has an actual or implied interest component but which does not constitute a liability on the consolidated balance sheets of such Person and its Subsidiaries.

“Other Connection Taxes”: with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document or Letter of Credit, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).

“Other Taxes”: any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document or Letter of Credit, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Outstanding Amount”: as of any date, the aggregate principal amount of Loans outstanding after giving effect to any borrowings, repayments and prepayments on such date plus the amount of L/C Obligations outstanding on such date after giving effect to any issuance or reimbursements made on such date.

“Overnight Bank Funding Rate”: for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Participant”: as defined in Section 10.6(c).

“Participant Register”: as defined in Section 10.6(c).

“Payment”: as defined in Section 9.12.

“Payment Notice”: as defined in Section 9.12.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Percentage Interest”: as to any Lender at any time, the percentage which such Lender’s Commitment then constitutes of the Total Commitments or, at any time after the Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Loans then outstanding constitutes of the aggregate principal amount of the Loans then outstanding; provided, that, in the event that the Loans are paid in full prior to the reduction to zero of the Outstanding Amount, the Percentage Interests shall be determined in a manner designed to ensure that the remaining Outstanding Amount shall be held by the Lenders on a comparable basis.

“Performance Letter of Credit”: a letter of credit issued to insure (i) the completion of improvements and infrastructure; (ii) maintenance of improvements and infrastructure; or (iii) other similar obligations incurred in the ordinary course of business, in each case only to the extent such letter of credit does not insure obligations constituting Indebtedness.

“Permitted Investments”: (a) readily marketable, direct, full faith, and credit obligations of the United States, or obligations guaranteed by the full faith and credit of the United States, maturing within not more than one (1) year from the date of acquisition; (b) short term certificates of deposit and time deposits, which mature within one (1) year from the date of issuance and which are maintained with a Lender, a domestic or foreign commercial bank having capital and surplus in excess of $100,000,000 or are fully insured by the Federal Deposit Insurance Corporation; (c) commercial paper or master notes maturing in 365 days or less from the date of issuance rated either “P-2” or better by Moody’s, or “A-2” or better by S&P); (d) debt instruments of a domestic or foreign issuer which mature in one (1) year or less and which are rated “A” or better by Moody’s or S&P on the date of acquisition of such investment; (e) demand deposit accounts which are maintained in the ordinary course of business (whether domestic or foreign); (f) short term tax exempt securities including municipal notes, commercial paper, auction rate floaters, and floating rate notes rated either “P-2” or better by Moody’s or “A-2” or better by S&P which mature in one (1) year or less; (g) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within not more than one (1) year from the date of acquisition thereof and, at the time of acquisition, having one (1) of the two (2) highest ratings obtainable from any two of S&P, Moody’s, or Fitch (or, if at any time no two (2) of the foregoing shall be rating such obligations, then from such other nationally recognized rating services acceptable to Administrative Agent); (h) investment grade bonds, other than domestic corporate bonds issued by Borrower or any of its Affiliates, maturing no more than ten (10) years after the date of acquisition thereof and, at the time of acquisition, having a rating of at least A or the equivalent from any two (2) of S&P, Moody’s, or Fitch (or, if at any time no two (2) of the foregoing shall be rating such obligations, then from such other nationally recognized rating services acceptable to Administrative Agent); and (i) shares of money market, mutual, or similar funds which invest primarily in securities of the type described in clauses (a) through (h) above.

“Permitted Liens”:

(a) Liens existing on the date of this Agreement and described on Schedule 1.1B hereto;

(b) Liens imposed by governmental authorities for taxes, assessments or other charges not yet subject to penalty or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the Borrower in accordance with GAAP;

(c) statutory liens of carriers, warehousemen, mechanics, materialmen, landlords, repairmen or other like Liens arising by operation of law in the ordinary course of business provided that (i) the underlying obligations are not overdue for a period of more than 60 days or (ii) such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Borrower in accordance with GAAP;

(d) Liens securing the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, rights-of-way, zoning restrictions, assessment district or similar Liens in connection with municipal financing or community development bonds, and similar restrictions, encumbrances or title defects which, singly or in the aggregate, do not in any case materially detract from the value of the Real Estate subject thereto (as such Real Estate is used by any Loan Party) or interfere with the ordinary conduct of the business of the Loan Parties;

(f) Liens arising by operation of law in connection with judgments, only to the extent, for an amount and for a period not resulting in an event of default hereunder with respect thereto;

(g) pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation;

(h) Liens securing Indebtedness of a Person existing at the time such Person becomes a Loan Party or is merged with or into a Loan Party and Liens on assets or properties at the time of acquisition thereof, provided that such Liens were in existence prior to the date of such acquisition, merger or consolidation, were not incurred in anticipation thereof and do not extend to any other assets;

(i) Liens against the ownership interest of a Loan Party in a Joint Venture or Non-Guarantor Subsidiary;

(j) Liens arising pursuant to vexatious, frivolous or meritless claims, suits, actions or filings, or other similar bad faith actions, taken by a Person not an Affiliate of the Borrower; provided that a Loan Party is disputing such Lien in good faith and by appropriate proceedings;

(k) Liens securing Hedging Obligations arising in the ordinary course of business of a Loan Party and not for speculative purposes;

(l) Liens securing obligations of a Loan Party arising in connection with letters of credit and/or letter of credit facilities;

(m) Liens on model homes;

(n) Liens securing Non-Recourse Indebtedness;

(o) Liens incurred in connection with the acquisition of an asset (including via license, lease or other arrangement), provided that such Lien (i) is incurred at the time of such acquisition or within 180 days thereof and (ii) such Lien encumbers only the asset so acquired;

(p) Liens securing obligations of any Loan Party to any third party in connection with (i) Profit and Participation Agreements, (ii) any option or right of first refusal to purchase real property granted to a developer or seller of real property that arises as a result of the non-use or non-development of such real property by a Loan Party, or (iii) joint development agreements with third parties to perform and/or pay for or reimburse the costs of construction and/or development related to or benefiting any Loan Party’s property and property belonging to such third parties, in each case entered into in the ordinary course of such Loan Party’s business;

(q) Liens securing other Indebtedness or obligations in an amount not in excess of the greater of (i) 1.5% of Consolidated Tangible Net Worth and (ii) $500,000,000, in each case in the aggregate;

(r) Liens on cash and Cash Equivalents securing obligations arising under total return swaps, repurchase agreements and other similar transactions entered into by the Borrower or any other Loan Party with respect to debt securities owned by the Borrower or any other Loan Party; and

(s) Liens securing Indebtedness incurred to refinance any Indebtedness that was previously so secured and permitted hereunder (which refinancing Indebtedness may exceed the amount refinanced, provided such refinancing Indebtedness is otherwise permitted under this Agreement) in a manner no more adverse to the Lenders than the terms of the Liens securing such refinanced Indebtedness.

“Person”: any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Plan”: any employee benefit plan as defined in Section 3(3) of ERISA, other than a multiemployer plan (as defined in Section 3(37) of ERISA), that is subject to Title IV of ERISA or Section 412 of the Code in respect of which any Loan Party or any member of the Controlled Group is an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations”: 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Prime Rate”: the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Profit and Participation Agreement”: an agreement, secured by a deed of trust, mortgage or other Lien against a property or asset, with respect to which the purchaser of such property or asset agrees to pay the seller of such property or asset a profit, price, premium participation or other similar amount in respect of such property or asset.

“PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC”: has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support”: as defined in Section 10.19.

“Ratio Subsidiaries”: as of any date, the Subsidiaries of the Borrower except Mortgage Banking Subsidiaries, Rialto Subsidiaries and Designated Subsidiaries, Commercial Subsidiaries, Multi-Family Subsidiaries and Sunstreet Subsidiaries.

“Real Estate”: land, rights in land and interests therein (including, without limitation, leasehold interests), and equipment, structures, improvements, furnishings, fixtures and buildings (including a mobile home of the type usually installed on a developed site) located on or used in connection with land, rights in land or interests therein (including leasehold interests), but shall not include mortgages or interests therein.

“Recipient”: (a) the Administrative Agent, (b) any Lender and (c) any Issuing Lender, as applicable.

“Reference Time”: with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (central time) on the day that is two Business Days preceding the date of such setting, (2) if the RFR for such Benchmark is Daily Simple SOFR, then four Business Days prior to such setting or (3) if such Benchmark is none of the Term SOFR Rate or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Register”: as defined in Section 10.6(b).

“Regulation U and Regulation X”: Regulation U and Regulation X of the Board as in effect from time to time.

“Regulatory Authority”: as defined in Section 10.15.

“Reimbursement Obligation”: the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Relevant Governmental Body”: the Federal Reserve Board and/or the NYFRB, the CME Term SOFR Administrator, as applicable, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

“Relevant Rate”: (i) with respect to any Term Benchmark borrowing, the Adjusted Term SOFR Rate or (ii) with respect to any RFR borrowing, the Adjusted Daily Simple SOFR Rate, as applicable.

“Reportable Event”: a reportable event as defined in Section 4043 of ERISA or the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(c) of the Code.

“Required Lenders”: at any time, the holders of more than fifty percent (50%) of the Total Commitments then in effect or, if the Commitments have been terminated, the Outstanding Amount at such time.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority”: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer”: the chief executive officer or president or executive vice president or chief financial officer of the Borrower.

“Revolving Loans”: as defined in Section 2.1(a).

“RFR Loan”: a Loan that bears interest at a rate based on the Adjusted Daily Simple SOFR Rate.

“RFR Tranche”: the collective reference to RFR Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Rialto Subsidiaries”: as of any date, a Subsidiary of Borrower which is engaged or hereafter engages in originating, underwriting, acquiring, owning, financing, selling, managing and/or servicing real estate assets, third party capital, commercial and residential real estate loans and/or mortgage backed securities.

“Sanctioned Country”: at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria, Crimea, the so-called Donetsk People’s Republic of Ukraine and the so-called Luhansk People’s Republic of Ukraine).

“Sanctioned Person”: at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject of any Sanctions.

“Sanctions”: economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Significant Subsidiaries”: as of any date, any Loan Party that has either (i) $400,000,000 or more of assets or (ii) stockholder’s equity constituting five percent (5%) or more of consolidated stockholders equity of Borrower before non-controlling interest.

“SOFR”: with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the NYFRB on the NYFRB’s Website on the immediately succeeding Business Day.

“SOFR Administrator”: the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website”: the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Day”: as defined in the definition of “Daily Simple SOFR.”

“SOFR Rate Day”: as defined in the definition of “Daily Simple SOFR.”

“Solvent”: when used with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the probable liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person does not intend to, and does not believe that it will incur debts beyond such Person’s ability to pay such debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Spin-Off Transaction”: a transaction pursuant to which (i) assets are contributed to one or more direct or indirect Subsidiaries of the Borrower and (ii) after giving effect to the transfer(s) described in clause (i) of this definition, the Borrower or a Subsidiary thereof makes a distribution to its equity holders of the equity interests in such Subsidiary or Subsidiaries.

“Subsidiary”: as to any Person, a corporation, partnership, joint venture, limited liability company, or other business entity (except for Persons which would not be considered a Subsidiary of such Person but for the application of ASC 810 issued by the Financial Accounting Standards Board and the Emerging Issues Task Force, as such interpretations or pronouncements may be amended or modified from time to time) of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person.

“Sunstreet Subsidiary”: a Subsidiary of the Borrower which has engaged in or hereafter engages in, as part of its principal business, the installation, development, ownership, servicing, sale or lease of solar power systems or sale of solar power for homeowners and activities that are incidental or ancillary thereto.

“Supported QFC”: as defined in Section 10.19.

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Syndication Agents”: collectively, Bank of America, N.A. and Mizuho Bank, Ltd.

“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark”: when used in reference to any Loan or borrowing, refers to whether such Loan, or the Loans comprising such borrowing, bear interest at a rate determined by reference to the Adjusted Term SOFR Rate.

“Term Benchmark Tranche”: the collective reference to Term Benchmark Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Term SOFR Rate”: with respect to any Term Benchmark borrowing denominated in U.S. Dollars for any Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., central time, two U.S. Government Securities Business Days prior to the commencement of such Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate”: for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark borrowing denominated in U.S. Dollars for any Interest Period, the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding Business Day is not more than five (5) Business Days prior to such Term SOFR Determination Day.

“Termination Date”: as the context requires, the Class A Termination Date, the Class B Termination Date or the Class C Termination Date.

“Total Commitments”: at any time, the aggregate amount of the Commitments then in effect.

“Transferee”: any Assignee, Participant or any counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any of its Affiliates or any of their respective obligations.

“Type”: as to any Loan, its nature as an ABR Loan, a Term Benchmark Loan or an RFR Loan.

“UK Financial Institutions”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfunded Liabilities”: the amount (if any) by which the present value of all vested and unvested accrued benefits under all Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations (excluding for purposes of such determination any Plans with respect to which assets exceed benefit liabilities).

“Uniform Commercial Code”: the Uniform Commercial Code, as the same may, from time to time, be in effect in the State of New York; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of the security interest in any collateral provided pursuant to this Agreement is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority (but not attachment) and for purposes of definitions related to such provisions.

“United States” or “U.S.”: the United States of America.

“Unrestricted Cash”: cash and Cash Equivalents of the Borrower and Ratio Subsidiaries that are free and clear of all Liens (other than bankers’ Liens) and not subject to any restrictions on the use thereof to pay Indebtedness and other obligations of the applicable Loan Party.

“U.S. Government Securities Business Day”: any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person”: a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes”: as defined in Section 10.19.

“U.S. Tax Compliance Certificate”: as defined in Section 2.16(f)(ii)(C).

“Voting Stock”: with respect to any Person, securities of any class of Capital Stock of such Person entitling the holders thereof (other than preferred stock or similar securities that vote solely by reason of a contingency, such as bankruptcy) to vote in the election of members of the board of directors of such Person.

“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2 Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Loan Party not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, accounts, leasehold interests and contract rights, and (v) references to agreements or other Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

1.3 GAAP. Notwithstanding anything to the contrary contained in the definition of “GAAP” or in the definition of “Capitalized Lease Obligations,” in the event of an accounting change requiring leases to be capitalized, only those leases that would constitute capital leases in conformity with GAAP as of December 31, 2018 shall be considered capital leases, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.

1.4 Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.13(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service. Notwithstanding the foregoing, the Administrative Agent shall continue to have the duties and obligations, and shall retain the liability in connection therewith, in each case to the extent expressly set forth in this Agreement.

1.5 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.

1.6 Rounding. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1 Commitments.

(a) Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrower from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Percentage Interest of the L/C Obligations then outstanding, and after giving effect to the proposed Revolving Loan and application of the proceeds thereof to the repayment of any outstanding Obligations, does not exceed the amount of such Lender’s Commitment. During the Commitment Period the Borrower may use the Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be RFR Loans, Term Benchmark Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.9.

(b) Borrower shall repay (i) all outstanding Class A Revolving Loans on the Class A Termination Date, (ii) all outstanding Class B Revolving Loans on the Class B Termination Date and (iii) all outstanding Class C Revolving Loans on the Class C Termination Date. Additionally, on the Class B Termination Date, if, after all outstanding Class B Revolving Loans have been repaid, the outstanding Class A Revolving Loans and Class C Revolving Loans, when added to the L/C Obligations then-outstanding, exceeds the aggregate amount of the Class A Commitments and the Class C Commitments, the Borrower shall repay such portion of the outstanding Class A Revolving Loans and Class C Revolving Loans (ratably among the Class A Lenders and the Class C Lenders in accordance with their respective Percentage Interests, after giving effect to the adjustment described in Section 2.1(c)(ii)) as is sufficient to reduce the outstanding principal amount of the Class A Revolving Loans and Class C Revolving Loans to an amount, when added to the L/C Obligations then-outstanding, equal to the aggregate amount of all Class A Commitments and Class C Commitments. Further, on the Class C Termination Date, if, after all outstanding Class C Revolving Loans have been repaid, the outstanding Class A Revolving Loans, when added to the L/C Obligations then-outstanding, exceeds the aggregate amount of the Class A Commitments, the Borrower shall repay such portion of the outstanding Class A Revolving Loans as is sufficient to reduce the outstanding principal amount of the Class A Revolving Loans to an amount, when added to the L/C Obligations then-outstanding, equal to the aggregate amount of all Class A Commitments.

(c) Provided that Borrower has made the payments required pursuant to Section 2.1(b), if any, on the Class B Termination Date:

(i) the Commitments of all Class B Lenders shall terminate, the Commitments of all Class A Lenders and all Class C Lenders shall continue on the terms herein set forth and the Total Commitments shall be reduced to an amount equal to the sum of the Class A Commitments and the Class C Commitments;

(ii) the Percentage Interests of each Class A Lender and each Class C Lender shall be adjusted to reflect the termination of the Commitments of the Class B Lenders;

(iii) subject to clause (c)(ii) above, all Class A Revolving Loans and Class C Revolving Loans shall be continued outstanding as Class A Revolving Loans and Class C Revolving Loans, respectively, held by the Class A Lenders and the Class C Lenders ratably in accordance with their respective Percentage Interest (after giving effect to the adjustment described in clause (c)(ii) above);

(iv) all outstanding Letters of Credit shall continue and be allocated among the Class A Lenders and the Class C Lenders in accordance with each such Lender’s Percentage Interest (after giving effect to the adjustment described in clause (ii) above); and

(v) after giving effect to all of the foregoing, any unused Class A Commitments shall continue as Class A Commitments and any unused Class C Commitments shall continue as Class C Commitments.

(d) Provided that the Borrower has made the payments required pursuant to Section 2.1(b), if any, on the Class C Termination Date:

(i) the Commitments of all Class C Lenders shall terminate, the Commitments of all Class A Lenders shall continue on the terms herein set forth and the Total Commitments shall be reduced to an amount equal to the sum of the Class A Commitments;

(ii) the Percentage Interests of each Class A Lender shall be adjusted to reflect the termination of the Commitments of the Class C Lenders;

(iii) subject to clause (d)(ii) above, all Class A Revolving Loans shall be continued outstanding as Class A Revolving Loans held by the Class A Lenders ratably in accordance with their respective Percentage Interest (after giving effect to the adjustment described in clause (d)(ii) above);

(iv) all outstanding Letters of Credit shall continue and be allocated among the Class A Lenders in accordance with each Class A Lender’s Percentage Interest (after giving effect to the adjustment described in clause (ii) above); and

(v) after giving effect to all of the foregoing, any unused Commitments shall continue as Class A Commitments.

(e) Upon the Closing Date, to the extent there are any Loans outstanding, the Administrative Agent shall take those steps which it deems, in its sole discretion and in consultation with the Borrower, necessary and appropriate to result in each Lender (including each Person that is a signatory hereto as a Lender but that was not a party to the Ninth Amended and Restated Credit Agreement immediately prior to giving effect to this Agreement) having a pro-rata share of the outstanding Loans based on each such Lender’s Percentage Interest immediately after giving effect to the Closing Date. Upon the Closing Date, the Lenders shall be deemed to have adjusted their participation interests in any outstanding Letters of Credit so that such interests are held ratably in accordance with their Commitments as set forth in Schedule 1.1A hereto.

2.2 Procedure for Revolving Loan Borrowing. The Borrower may borrow under the Commitments during the Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent (a) prior to 1:00 P.M., New York City time, three (3) Business Days prior to the requested Borrowing Date, in the case of Term Benchmark Loans, (b) prior to 11:00 A.M., New York City time, on the requested Borrowing Date, in the case of RFR Loans, or (c) prior to 2:00 P.M., New York City time, on the requested Borrowing Date, in the case of ABR Loans), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Term Benchmark Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor; provided that if such notice is submitted through an Approved Borrower Portal, the signature requirement shall be waived. Any Revolving Loans made on the Closing Date shall initially be ABR Loans. Each borrowing under the Commitments shall be in an amount equal to (x) in the case of ABR Loans and RFR Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Term Benchmark Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to (i) 12:00 Noon, New York City time, in the case of Term Benchmark Loans, (ii) 4:00 P.M., New York City time, in the case of ABR Loans and (iii) 3:00 P.M. New York City time, in the case of RFR Loans, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent or by otherwise transferring such amounts as the Borrower shall direct.

2.3 Noteless Agreement; Evidence of Indebtedness.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Administrative Agent shall also maintain accounts in which it will record (a) the amount of each Loan made hereunder, the Type thereof and the Interest Period with respect thereto, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (c) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c) The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms

2.4 Intentionally Omitted.

2.5 Commitment Fees, etc.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee for the period from and including the date hereof to but excluding the last day of the Commitment Period, computed at the applicable Commitment Fee Rate on the average daily amount of the Available Commitment of such Lender during the period for which payment is made, payable quarterly in arrears within three (3) Business Days of receipt of an invoice from the Administrative Agent; provided, however, pursuant to Section 2.20, the Borrower shall not be obligated to pay a commitment fee for the account of any Defaulting Lender.

(b) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.

2.6 Termination or Reduction of Commitments. The Borrower shall have the right, upon not less than three (3) Business Days’ notice to the Administrative Agent, to terminate the Commitments or, from time to time, to reduce the amount of the Commitments; provided that no such termination or reduction of Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Loans made on the effective date thereof, the Outstanding Amount would exceed the Total Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Commitments then in effect.

2.7 Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 11:00 A.M., New York City time, three (3) Business Days prior thereto, in the case of Term Benchmark Loans, and no later than 11:00 A.M., New York City time, one (1) Business Day prior thereto, in the case of ABR Loans and RFR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Term Benchmark Loans, ABR Loans or RFR Loans; provided, that if a Term Benchmark Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.17. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.

2.8 Intentionally Omitted.

2.9 Conversion and Continuation Options.

(a) The Borrower may elect from time to time to convert Term Benchmark Loans to ABR Loans or RFR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the proposed conversion date, provided that any such conversion of Term Benchmark Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans or RFR Loans to Term Benchmark Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 1:00 P.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan or RFR Loan may be converted into a Term Benchmark Loan when any Event of Default has occurred and is continuing and the Required Lenders have determined in their sole discretion not to permit such conversions, and provided, further, that if such conversion is submitted through an Approved Borrower Portal, the signature requirement shall be waived. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Term Benchmark Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Term Benchmark Loan under a particular facility may be continued as such when any Event of Default has occurred and is continuing and the Required Lenders have determined in their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period and that if such continuation is submitted through an Approved Borrower Portal, the signature requirement shall be waived. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.10 Limitations on Term Benchmark and RFR Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Term Benchmark Loans and RFR Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the combined aggregate principal amount of the Term Benchmark Loans and RFR Loans comprising each Term Benchmark Tranche and RFR Tranche, respectively, shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than fifteen Term Benchmark Tranches and RFR Tranches, in aggregate, shall be outstanding at any one time.

2.11 Interest Rates and Payment Dates.

(a) Each Term Benchmark Loan shall bear interest during each Interest Period with respect thereto at a rate per annum equal to the Adjusted Term SOFR Rate determined for such Interest Period plus the Applicable Margin.

(b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c) Each RFR Loan shall bear interest at a rate per annum equal to the Adjusted Daily Simple SOFR Rate plus the Applicable Margin (as set forth in the Term Benchmark Loans column in the definition of “Applicable Margin”).

(d) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), after giving effect to any applicable grace period, such overdue principal amount or Reimbursement Obligation shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.11 plus two percent (2%) or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans plus two percent (2%), and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), after giving effect to any applicable grace period, such overdue amount shall, at the written request of the Required Lenders, bear interest at a rate per annum equal to the rate then applicable to ABR Loans plus two percent (2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full.

(e) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (d) of this Section 2.11 shall be payable from time to time on demand.

2.12 Computation of Interest and Fees.

(a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to (A) ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, (B) the Applicable Margin related to Letters of Credit and (C) Letter of Credit fees, shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. Interest and such fees shall accrue for each period from and including the first day of such period but excluding the last day of such period. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of an Adjusted Term SOFR Rate or Adjusted Daily Simple SOFR Rate. Any change in the interest rate on a Loan resulting from a change in the ABR shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.11(a).

2.13 Alternate Rate of Interest.

(a) Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.13, if:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate or the Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple SOFR Rate or Daily Simple SOFR; or

(ii) the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark borrowing, the Adjusted Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such borrowing for such Interest Period or (B) at any time, Adjusted Daily Simple SOFR Rate will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such borrowing;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a request for a new borrowing in accordance with the terms of Section 2.2, (1) any borrowing request that requests the conversion of any Revolving Loans to, or continuation of any Revolving Loans as, a Term Benchmark borrowing and any borrowing request that requests a Term Benchmark Revolving borrowing shall instead be deemed to be a borrowing request, as applicable, for (x) an RFR borrowing so long as the Adjusted Daily Simple SOFR Rate is not also the subject of Section 2.13(a)(i) or (ii) above or (y) an ABR borrowing if the Adjusted Daily Simple SOFR Rate also is the subject of Section 2.13(a)(i) or (ii) above and (2) any borrowing request that requests an RFR borrowing shall instead be deemed to be a borrowing request, as applicable, for an ABR borrowing; provided that if the circumstances giving rise to such notice affect only one Type of borrowing, then all other Types of borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.13(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new borrowing request in accordance with the terms of Section 2.2, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (x) an RFR borrowing so long as the Adjusted Daily Simple SOFR Rate is not also the subject of Section 2.13(a)(i) or (ii) above or (y) an ABR Loan if the Adjusted Daily Simple SOFR Rate also is the subject of Section 2.13(a)(i) or (ii) above, on such day, and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date with respect to any Benchmark, the Administrative Agent and the Borrower may amend this Agreement to replace such Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders on behalf of the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders.

(c) In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right (in consultation with the Borrower) to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d) The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.13, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.13.

(e) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term Benchmark borrowing or RFR borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any request for a Term Benchmark borrowing into a request for a borrowing of or conversion to (A) an RFR borrowing so long as the Adjusted Daily Simple SOFR Rate is not the subject of a Benchmark Transition Event or (B) an ABR borrowing if the Adjusted Daily Simple SOFR Rate is the subject of a Benchmark Transition Event. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.13, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (x) an RFR borrowing so long as the Adjusted Daily Simple SOFR Rate is not the subject of a Benchmark Transition Event or (y) an ABR Loan if the Adjusted Daily Simple SOFR Rate is the subject of a Benchmark Transition Event, on such day and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan.

2.14 Pro Rata Treatment and Payments.

(a) Except as set forth in Section 2.20 below, each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Percentage Interests of the Lenders.

(b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Lenders.

(c) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 2:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to each Lender promptly upon receipt in like funds as received, net of any amounts owing by such Lender pursuant to Section 9.7. If any payment hereunder (other than payments on the Term Benchmark Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Term Benchmark Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(d) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant facility, on demand, from the Borrower.

(e) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three (3) Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

(f) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.14(d), 2.14(e), 3.4(a) or 9.7, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision of this Agreement), apply any amounts thereafter received by the Administrative Agent or the Issuing Lender for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

2.15 Requirements of Law.

(a) If (i) the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender or the Issuing Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof, (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act or any requests, rules, guidelines, or directives thereunder or issued in connection therewith, regardless of the date enacted, adopted or issued or (iii) any requests, rules, guidelines or directives promulgated by the Bank for International Settlements or the Basel Committee on Banking Supervision (or any successor or similar authority), in each case pursuant to Basel III, regardless of the date actually enacted, adopted or issued:

(A) shall subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(B) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender or the Issuing Lender (except any such reserve requirement reflected in the Adjusted Term SOFR Rate); or

(C) shall impose on such Lender or the Issuing Lender any other similar condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender or Issuing Lender or such other Recipient deems to be material, of making, converting into, continuing or maintaining Term Benchmark Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable by such Lender or the Issuing Lender or such other Recipient hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, the Issuing Lender or such other Recipient, as the case may be, upon its demand, any additional amounts necessary to compensate such Lender, the Issuing Lender or such other Recipient, as the case may be for such increased cost or reduced amount receivable. If any Lender or Issuing Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower by providing a certificate along with reasonably detailed calculations of such additional amounts (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender or the Issuing Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital or liquidity adequacy or in the interpretation or application thereof or compliance by such Lender or the Issuing Lender or any corporation controlling such Lender or the Issuing Lender with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) from any Governmental Authority, including compliance (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act or any requests, rules, guidelines, or directives thereunder or issued in connection therewith, regardless of the date enacted, adopted or issued and (ii) with any requests, rules, guidelines or directives promulgated by the Bank for International Settlements or the Basel Committee on Banking Supervision (or any successor or similar authority) pursuant to Basel III, made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s, or Issuing Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender, the Issuing Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s, the Issuing Lender’s or such corporation’s policies with respect to capital adequacy and liquidity) by an amount deemed by such Lender or the Issuing Lender to be material, then from time to time, after submission by such Lender or the Issuing Lender to the Borrower by providing a certificate along with reasonably detailed calculations of such additional amounts (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender or the Issuing Lender such additional amount or amounts as will compensate such Lender, the Issuing Lender or such corporation for such reduction.

(c) A certificate as to any additional amounts payable pursuant to this Section 2.15 submitted by any Lender or the Issuing Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section 2.15, the Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section 2.15 for any amounts incurred more than six months prior to the date that such Lender or the Issuing Lender notifies the Borrower of such Lender’s or the Issuing Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section 2.15 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.16 Taxes.

(a) Any and all payments by or on account of any Obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Requirements of Law. If any applicable Requirement of Law requires the deduction or withholding of any Tax from any such payment by any applicable withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Requirements of Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after all such deductions or withholdings have been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.16) the applicable Lender (or, in the case of a payment received by the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deductions or withholdings been made.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(c) The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that a Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(c) relating to the maintenance of a Participant Register and (iii) any Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, in each case whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.16(d).

(e) Each Lender shall deliver to the Borrower and the Administrative Agent at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Requirements of Law and such other documentation reasonably requested by the Borrower or the Administrative Agent (i) as will permit such payments to be made without, or at a reduced rate of, withholding or (ii) as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to withholding (including backup withholding) or information reporting requirements.

(f) Without limiting the generality of the foregoing Section 2.16(e),

(i) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two duly executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(ii) any Lender that is not a U.S. Person (a “Non-U.S. Lender”) shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two duly executed originals of whichever of the following is applicable:

(A) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to such tax treaty;

(B) IRS Form W-8ECI;

(C) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” that is related to the Borrower described in Section 881(c)(3)(C) of the Code and that no payment under any Loan Document is effectively connected with the conduct of a U.S. trade or business by such Lender (a “U.S. Tax Compliance Certificate”) and (y) IRS Form W-8BEN or IRS Form W-8BEN-E; or

(D) to the extent a Non-U.S. Lender is not the beneficial owner (e.g., a partnership or a Lender that has sold a participation), IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership (and not a Lender that has sold a participation) and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of such direct and indirect partner(s);

(iii) any Non-U.S. Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), any other form or documentation prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(iv) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by Requirements of Law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 2.16(f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(v) Each Lender shall, whenever a lapse of time or change in circumstances renders such documentation delivered pursuant to Section 2.16(e) or (f) obsolete, expired or inaccurate in any respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.

(vi) The Administrative Agent shall deliver to the Borrower on or prior to the date on which the Administrative Agent becomes the Administrative Agent under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower) two duly executed originals of whichever of the following is applicable (A) IRS Form W-9 certifying the Administrative Agent is a U.S. Person and that the Administrative Agent is exempt from United States federal backup withholding Tax or (B)(x) with respect to payments received for the account of a Lender, IRS Form W-8IMY certifying that the Administrative Agent is a “U.S. branch” and that it is using such form as evidence of its

Agreement with the Loan Parties to be treated as a U.S. Person with respect to certain payments under the Loan Documents and (y) with respect to payments received for the Administrative Agent’s own account, IRS Form W-8ECI. The Administrative Agent shall, whenever a lapse in time or change in circumstances renders any such documentation expired, obsolete or inaccurate in any respect, deliver promptly to the Borrower updated or other appropriate documentation or promptly notify the Borrower in writing of its legal ineligibility to do so. Notwithstanding anything to the contrary in this Section 2.16(f)(vi), the Administrative Agent shall not be required to deliver any documentation that the Administrative Agent is not legally eligible to deliver as a result of any change in Requirements of Law after the Closing Date.

(vii) Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to Section 2.16(e) or this Section 2.16(f).

(g) If the Administrative Agent or any Lender determines, in its reasonable discretion, that it has received a refund of any Tax as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to the applicable Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 2.16 with respect to the tax giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Loan Party, upon the request of the Administrative Agent or such Loan Party, shall repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 2.16(g) shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to any Loan Party or any other Person.

(h) The agreements in this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(i) For purposes of this Section 2.16, the term “Lender” includes an Issuing Lender and the term “applicable Requirement of Law” includes FATCA.

2.17 Break Funding Payments.

(a) With respect to Loans that are not RFR Loans, in the event of (i) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.7 and is revoked in accordance therewith) or (iv) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense (excluding loss of profit) attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.17 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(b) With respect to RFR Loans, in the event of (i) the payment of any principal of any RFR Loan other than on the Interest Payment Date applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the failure to borrow or prepay any RFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.7 and is revoked in accordance therewith) or (iii) the assignment of any RFR Loan other than on the Interest Payment Date applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense (excluding loss of profit) attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.17 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

2.18 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.15, 2.16(a) or 2.16(c) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no material economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.15, 2.16(a) or 2.16(c).

2.19 Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.15, 2.16(a) or 2.16(c), (b) is a Defaulting Lender, or (c) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders (with the percentage in such definition being deemed to be 50% for this purpose) has been obtained), with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) prior to any such replacement, such Lender shall have taken no action under Section 2.18 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.15, 2.16(a) or 2.16(c), (iii) the replacement shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (iv) the Borrower shall be liable to such replaced Lender under Section 2.17 if any Term Benchmark Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (v) the replacement shall be an Eligible Assignee reasonably satisfactory to the Administrative Agent, (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (vii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.15, 2.16(a) or 2.16(c), as the case may be, and (viii) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

2.20 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Sections 2.5(a) and 3.3(a);

(b) the Commitment of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.1);

(c) if any L/C Obligations exist at the time a Lender becomes a Defaulting Lender then:

(i) all or any part of such L/C Obligations shall be reallocated among the non-Defaulting Lenders in accordance with their respective Percentage Interests only to the extent (A) no non-Defaulting Lender’s Percentage Interest (determined excluding the Commitments of Defaulting Lenders) of the Outstanding Amount exceeds such non-Defaulting Lender’s Commitment and (B) the conditions set forth in Section 5.2 (other than 5.2(a)) are satisfied at such time;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, Borrower shall within five (5) Business Days following notice by Administrative Agent, if requested by an Issuing Lender, cash collateralize such Defaulting Lender’s Percentage Interest of outstanding L/C Obligations (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 8 for so long as such L/C Obligations are outstanding;

(iii) if Borrower cash collateralizes any portion of such Defaulting Lender’s Percentage Interest of outstanding L/C Obligations pursuant to this Section 2.20(c), Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.3 with respect to such Defaulting Lender’s Percentage Interest of outstanding L/C Obligations during the period such Defaulting Lender’s Percentage Interest of outstanding L/C Obligations are cash collateralized;

(iv) if the Percentage Interest of outstanding L/C Obligations of the non-Defaulting Lenders are reallocated pursuant to this Section 2.20(c), then the fees payable to the Lenders pursuant to Section 2.5 and Section 3.3 shall be adjusted in accordance with such non-Defaulting Lenders’ Percentage Interests; or

(v) if any Defaulting Lender’s Percentage Interest of outstanding L/C Obligations are neither cash collateralized nor reallocated pursuant to this Section 2.20(c), then, without prejudice to any rights or remedies of any Issuing Lender or any Lender hereunder, all commitment fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such L/C Obligations) and letter of credit fees payable under Section 3.3 with respect to such Defaulting Lender’s L/C Obligations shall be payable to each Issuing Lender until such L/C Obligations are cash collateralized and/or reallocated.

(d) so long as any Lender is a Defaulting Lender, no Issuing Lender shall be required to issue, amend, renew or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100%-covered by the Commitments of the non-Defaulting Lenders (and participating interests in any such newly issued or increased Letters of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) and/or, if requested by any Issuing Lender, cash collateral will be provided by Borrower in accordance with Section 2.20).

(e) so long as any Lender is a Defaulting Lender, any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 10.7 but excluding Section 2.19) shall, in lieu of being distributed to such Defaulting Lender, be retained by Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to any Issuing Lender hereunder, (iii) third, if Administrative Agent or any Issuing Lender so requests, to be held in such account as cash collateral for future funding obligations of the Defaulting Lender in respect of any existing interest in Letters of Credit, (iv) fourth, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as reasonably determined by Administrative Agent, (v) fifth, to the payment of any amounts owing to the Lenders or an Issuing Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender or such Issuing Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, (vi) sixth, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (viii) seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction.

In the event that Administrative Agent, Borrower and the Issuing Lenders (as applicable) each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the L/C Obligations of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Percentage Interest; provided that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

If (i) a Bankruptcy Event or a Bail-In Action with respect to a Lender Parent shall occur following the date hereof and for so long as such event shall continue or (ii) the Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless the Issuing Lender shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Issuing Lender to defease any risk to it in respect of such Lender hereunder.

2.21 Increase in Commitments. The Borrower may, at its option, at any time or from time to time prior to the Termination Date, increase the Total Commitments by any amount provided that the Total Commitments shall not exceed $4,545,000,000 by requesting the existing Lenders or new lenders to commit to any such increase; provided that, (i) no Lender shall be required to commit to any such increase; (ii) no such increase shall become effective unless at the time thereof and after giving effect thereto (A) no Default or Event of Default shall have occurred and be continuing, (B) each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (except to the extent already qualified by materiality, in which case said representations and warranties are true and correct in all respects), and (C) Administrative Agent shall have received a certificate from Borrower to the effect of (A) and (B) of clause (ii); and (iii) no new lender shall become a Lender pursuant to this Section 2.21 unless such lender is an Eligible Assignee and Administrative Agent shall have given its prior written consent, which consent shall not be unreasonably withheld. Borrower shall be entitled to pay upfront or other fees to such lenders who extend credit pursuant to this Section 2.21 as Borrower and such lenders may agree. Any increase in the Total Commitments shall be a Class A Commitment. Such increases in the Commitments shall become effective on the date (each such date, an “Increased Facility Closing Date”) specified in an activation notice delivered to Administrative Agent no less than ten (10) Business Days prior to effective date of such notice specifying the amount of the increase and the effective date thereof. Each new lender that provides any part of any such increase in the Commitments (a “New Lender”) shall execute a New

Lender Supplement (each, a “New Lender Supplement”), substantially in the form of Exhibit E, whereupon such New Lender shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement. Unless otherwise agreed by Administrative Agent, on each Increased Facility Closing Date, Borrower shall borrow Revolving Loans under the relevant increased Commitments from each Lender participating in the relevant increase in an amount determined by reference to the amount of each Type of Loan which would then have been outstanding from such Lender if (x) each such Type had been borrowed or effected on such Increased Facility Closing Date and (y) the aggregate amount of each such Type requested to be so borrowed or effected had been proportionately increased, and, if applicable in connection with such increased Commitments, Borrower shall pay all amounts due under Section 2.17.

SECTION 3. LETTERS OF CREDIT

3.1 L/C Commitment.

(a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 3.4(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower (and on behalf of the Borrower or any Subsidiary or Joint Venture) on any Business Day during the Commitment Period in such form as may be approved from time to time by the Issuing Lender acting reasonably; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Commitments would be less than zero. Each Letter of Credit shall (x) be denominated in Dollars and (y) expire no later than the date that is ten (10) Business Days prior to the Class A Termination Date; provided, further, that Goldman Sachs Bank USA shall only be required to issue standby letters of credit. Notwithstanding that the Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary or Joint Venture, the Borrower shall be obligated to reimburse the Issuing Lender and the Lenders for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of a Subsidiary or Joint Venture inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiary or Joint Venture. On the date hereof, the letters of credit issued under the Ninth Amended Credit Agreement (collectively, the “Existing LCs”) shall be continued under this Agreement and from and after the Closing Date, notwithstanding any language to the contrary contained in any of the Existing LCs, the Existing LCs shall be deemed Letters of Credit issued under this Agreement, and Borrower shall execute such acknowledgments and agreements as Administrative Agent may reasonably request to evidence the foregoing.

(b) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

(c) The Issuing Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Lender and the successor Issuing Lender. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Lender. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Lender pursuant to Section 3.3. From and after the effective date of any such replacement, (i) the successor Issuing Lender shall have all the rights and obligations of the Issuing Lender under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require. After the replacement of an Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

3.2 Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering (including via electronic delivery, such as an Approved Borrower Portal), to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such information describing the purpose of the letter of credit and the location of the related project or development as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender will process such Application and such information describing the purpose of the letter of credit and the location of the related project or development delivered to it in connection therewith in accordance with its customary procedures and shall issue, unless the Issuing Lender has received written notice from any Lender, the Administrative Agent or the Borrower, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 5.2 shall not be satisfied, the Letter of Credit requested thereby within two (2) Business Days after its receipt of the Application therefor and all such requested information relating thereto by issuing the original of such Letter of Credit to (i) the beneficiary thereof, (ii) upon the request of the Person submitting such Application (the “Applicant”), the Applicant, or (iii) as otherwise may be agreed to by the Issuing Lender and the Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

3.3 Fees and Other Charges.

(a) The Borrower will pay a fee on the undrawn portion of all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Term Benchmark Loans, shared ratably among the Lenders, in accordance with their respective Commitments, and payable quarterly in arrears on calendar quarters and within three (3) Business Days of receipt of an invoice from Administrative Agent after the Issuance Date. In addition, the Borrower shall pay to the Issuing Lender for its own account (excluding, for any Issuing Lender, such Issuing Lender’s Commitment as a Lender) a fronting fee of 0.10% per annum on the aggregate undrawn and unexpired amount of each Letter of Credit, payable quarterly in arrears on calendar quarters and within three (3) Business Days of receipt of an invoice from Administrative Agent after the Issuance Date.

(b) In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses approved by the Borrower as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.4 L/C Participations.

(a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Percentage Interest in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement (or in the event that any reimbursement received by the Issuing Lender shall be required to be returned by it at any time), such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Percentage Interest of the amount that is not so reimbursed (or is so returned). Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b) If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three (3) Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Issuing Lender by such L/C Participant within three (3) Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under this Agreement. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section 3.4 shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

(d) Provided that Borrower has made the payments required pursuant to Section 2.1(b), on the Class B Termination Date, all outstanding Letters of Credit shall continue and be allocated among the Class A Lenders and the Class C Lenders in accordance with each such Lender’s Percentage Interest (after giving effect to the adjustment in such Percentage Interest described in Section 2.1(c)(ii)).

(e) Provided that Borrower has made the payments required pursuant to Section 2.1(b), on the Class C Termination Date, all outstanding Letters of Credit shall continue and be allocated among the Class A Lenders in accordance with each Class A Lender’s Percentage Interest (after giving effect to the adjustment in such Percentage Interest described in Section 2.1(d)(ii)).

3.5 Reimbursement Obligation of the Borrower. If any draft is paid under any Letter of Credit, the Borrower shall reimburse the Issuing Lender through Administrative Agent if so requested by Administrative Agent on the Business Day next succeeding the Business Day on which such Issuing Lender notifies Borrower of the date and amount of a draft presented under any Letter of Credit and paid by such Issuing Lender for the amount of (a) the draft so paid and (b) any costs and expenses described in Section 3.3(b) incurred by the Issuing Lender in connection with such payment. Each such payment shall be made to the Issuing Lender or the Administrative Agent at its address for notices referred to herein in Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (x) until the Business Day next succeeding the date of the relevant notice, Section 2.11(b) and (y) thereafter, Section 2.11(d). Each Issuing Lender shall give the Administrative Agent and the Borrower written notice, within one (1) Business Day, of receipt of each draw request under any Letter of Credit, together with a copy of each such draw request.

3.6 Obligations Absolute. The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, (i) the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, (ii) any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee, (iii) payment by the Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not strictly comply with the terms of such Letter of Credit (provided that where an original Letter of Credit is required by the terms thereof, an original or duplicate original which has been indemnified by the beneficiary must be presented, and provided further that the foregoing shall not exculpate the Issuing Lender from liability to the Borrower for the Issuing Lender’s gross negligence or willful misconduct as may be finally judicially determined in an independent action or proceeding brought by the Borrower against the Issuing Lender following payment of the Borrower’s Reimbursement Obligations), or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of the Issuing Lender. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of bad faith, gross negligence or willful misconduct (as found by a final and nonappealable decision of a court of competent jurisdiction), shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.

3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall, within one (1) Business Day after receipt thereof, notify the Borrower of the date and amount thereof together with a copy of such draft. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Agreement, the provisions of this Agreement shall apply.

3.9 Issuing Lender Reporting. Within two (2) Business Days after the last day of each calendar month, each Issuing Lender shall deliver (including via electronic delivery) a notice to the Borrower setting forth in reasonable detail to the best of such Issuing Lender’s knowledge with respect to Letters of Credit issued by such Issuing Lender (and not, for the avoidance of doubt, in its capacity as Administrative Agent), (x) the LC reference number, the beneficiary, the Issuance Date, the expiration date, the final expiration date, the non-renewal notification days, the letter of credit type (i.e., financial or performance) and the amount of such Letters of Credit and (y) the aggregate amount of any accrued fees and other charges payable under Section 3.3, in each case, as of such calendar month end.

3.10 Migration of Letters of Credit. Upon receipt of a Migrated LC Request by the Administrative Agent and the applicable Issuing Lender, each letter of credit set forth on Schedule A to such Migrated LC Request (collectively, the “Migrated LCs”), shall be continued under this Agreement and from and after the date of such receipt, notwithstanding any language to the contrary contained in any such Migrated LC, each Migrated LC shall be deemed a Letter of Credit issued under this Agreement; provided that such Migrated LC shall (x) be denominated in Dollars and (y) expire no later than the date that is ten (10) Business Days prior to the Class A Termination Date; provided, further that the Migrated LC Request shall not become effective if after giving effect to such Migrated LC Request, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Commitments would be less than zero.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent, the Issuing Lenders and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to the Administrative Agent, the Issuing Lenders and each Lender that:

4.1 Financial Statement. Borrower has furnished to the Lenders on or prior to the Closing Date a copy of the Form 10-K of Borrower and its Subsidiaries for the period ended November 30, 2025; it being understood that such financial statements filed with or furnished to the SEC by the Borrower (and which are available online) shall be deemed to have been provided by the Borrower. Such financial statements and the notes thereto, and any financial statements required to be delivered by Borrower hereunder and the notes thereto, fairly present in all material respects the consolidated financial position of Borrower and its Subsidiaries as at the dates specified therein and the consolidated results of operations and cash flows for the periods then ended, all in conformity with GAAP.

4.2 No Material Adverse Change. There has been no material adverse change in the financial condition of Borrower and its Subsidiaries, taken as a whole, since the date of the most recently delivered financial statements.

4.3 Organization, Powers, and Capital Stock. Each of the Loan Parties (a) is a corporation, limited partnership or limited liability company (as applicable) duly organized or formed, validly existing and in good standing under laws of its state of incorporation or formation, (b) has the power and authority to own or hold under lease the properties it purports to own or hold under lease and to carry on its business as now conducted, (c) is duly qualified or licensed to transact business in every jurisdiction in which such qualification or licensing is necessary to enable it to enforce all of its contracts and other rights and to avoid any penalty or forfeiture except in each case to the extent of omissions that would not have a Material Adverse Effect. All outstanding shares of Capital Stock of Borrower are duly authorized, validly issued, fully paid, nonassessable, and issued in compliance with all applicable state and federal securities laws.

4.4 Authorization; and Validity of this Agreement; Consents; etc.

(a) Each of the Loan Parties has the power and authority to execute and deliver this Agreement, the Guarantee Agreement and the other Loan Documents to which it is a party and to perform all its obligations hereunder and thereunder. The execution and delivery by the Borrower of this Agreement and by each of the Loan Parties of the Guarantee Agreements and the other Loan Documents to which it is a party and its performance of its obligations hereunder and thereunder and any and all actions taken by the Loan Parties (i) have been duly authorized by all requisite corporate action or other applicable limited partnership or limited liability company action, (ii) will not violate or be in conflict with (A) any provisions of law (including, without limitation, any applicable usury or similar law), (B) any order, rule, regulation, writ, judgment, injunction, decree or award of any court or other agency of government, or (C) any provision of its certificate of incorporation or by-laws, certificate of limited partnership or limited partnership agreement, or articles or certificate of formation or operating agreement (as applicable), (iii) will not result in a material breach of or constitute a material default under any material indenture, agreement or other instrument to which such Loan Party is a party or by which it or any of its properties or assets is or may be bound (including without limitation any indentures pursuant to which any debt Securities of the Borrower have been issued), and (iv) except as otherwise contemplated by this Agreement, will not result in the creation or imposition of any lien, charge or encumbrance upon, or any security interest in, any of its properties or assets. Each of this Agreement, the Guarantee Agreement and the other applicable Loan Documents has been duly executed and delivered by the applicable Loan Parties. The Loan Documents constitute legal, valid and binding obligations of the applicable Loan Parties enforceable against the applicable Loan Parties in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

(b) Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or is subject to any charter or other restrictions that could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any other Loan Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party that would have a Material Adverse Effect, and consummation of the transactions contemplated hereby and in the other Loan Documents will not cause any Loan Party to be in material default under any material indenture, agreement or other instrument to which such Loan Party is a party or by which it or any of its properties or assets is or may be bound (including without limitation any indentures pursuant to which any debt Securities of the Borrower have been issued).

(c) No order, license, consent, approval, authorization of, or registration, declaration, recording or filing (except for the filing of a Current Report on Form 8-K, and a Quarterly Report on Form 10-Q, in each case with the SEC) with, or validation of, or exemption by, any governmental or public authority (whether federal, state or local, domestic or foreign) or any subdivision thereof is required in connection with, or as a condition precedent to, the due and valid execution, delivery and performance by any Loan Party of this Agreement, the Guarantee Agreements or the other Loan Documents, or the legality, validity, binding effect or enforceability of any of the respective terms, provisions or conditions thereof. To the extent that any franchises, licenses, certificates, authorizations, approvals or consents from any federal, state or local (domestic or foreign) government, commission, bureau or agency are required for the acquisition, ownership, operation or maintenance by any Loan Party of properties now owned, operated or maintained by any of them, those franchises, licenses, certificates, authorizations, approvals and consents have been validly granted, are in full force and effect and constitute valid and sufficient authorization therefor, except in each case to the extent of omissions that would not have a Material Adverse Effect.

4.5 Compliance with Laws and Other Requirements. Each Loan Party is in compliance with and conform to all statutes, laws, ordinances, rules, regulations, orders, restrictions and all other legal requirements of all domestic or foreign governments or any instrumentality thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective properties, the violation of which would have a Material Adverse Effect, including, without limitation, regulations of the Board of Governors of the Federal Reserve System, the Federal Interstate Land Sales Full Disclosure Act, the Florida Land Sales Act or any comparable statute in any other applicable jurisdiction.

4.6 Litigation. There is no action, suit, proceeding or arbitration (whether or not purportedly on behalf of the Borrower or any of its Subsidiaries) pending or, to the best knowledge of the Borrower, threatened against or affecting any Loan Party which could reasonably be expected to have a Material Adverse Effect. No Loan Party is in default with respect to any final judgment, writ, injunction, decree, rule or regulation of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which default would have a Material Adverse Effect. Notwithstanding the foregoing, the litigation matters set forth on Schedule 4.6 attached hereto shall be excluded and excepted for all purposes of this Section 4.6.

4.7 No Default. No event has occurred and is continuing that is a Default or an Event of Default.

4.8 Title to Properties. Each of the Loan Parties has good and marketable fee title, or title insurable by a reputable and nationally recognized title insurance company, to the Real Estate owned by it, and to all the other assets owned by it and either reflected on the balance sheet and related notes and schedules most recently delivered by the Borrower to the Lenders (the “Recent Balance Sheet”) or acquired by it after the date of that balance sheet and prior to the date hereof, except for those properties and assets which have been disposed of since the date of the Recent Balance Sheet or which no longer are used or useful in the conduct of its business and properties and assets the absence of which would not have a Material Adverse Effect. All such Real Estate and other assets owned by the Loan Parties are free and clear of all mortgages, Liens, charges and other encumbrances (other than Permitted Liens), except (i) in the case of Real Estate, as reflected on title insurance policies insuring the interest of the applicable Loan Party in the Real Estate or in title insurance binders issued with respect to the Real Estate (some of which title insurance binders have expired but were valid at the time of acquisition of the relevant Real Estate), and (ii) as reflected in the Recent Balance Sheet.

4.9 Tax Liability. There have been filed all federal, state and local tax returns with respect to the operations of the Loan Parties which are required to be filed, except where extensions of time to make those filings have been granted by the appropriate taxing authorities and the extensions have not expired or where failure to file would not have a Material Adverse Effect. The Loan Parties have paid or caused to be paid to the appropriate taxing authorities all Taxes as shown on those returns and on any assessment received by any of them, to the extent that those Taxes have become due, except for Taxes the failure to pay which do not violate the provisions of this Agreement.

4.10 Regulations U and X; Investment Company Act.

(a) Neither the Borrower nor any other Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock (within the meaning of Regulation U or Regulation X). Margin stock (as defined in Regulation U) constitutes less than 25% of those assets of the Loan Parties which are subject to any limitation on sale, pledge, or other restriction hereunder.

(b) Except with respect to purchases of the Borrower’s stock by, or on behalf of, the Borrower otherwise permitted and that is subsequently retired or retained by the Borrower as treasury stock, no part of the proceeds of any of the Loans will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock. If requested by the Lenders, the Borrower shall furnish to the Lenders a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U. No part of the proceeds of the Loans will be used for any purpose that violates, or which is inconsistent with, the provisions of Regulation U or Regulation X.

(c) No Loan Party is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.11 Pension Plan. Neither the Borrower nor any other Loan Party is executing or delivering any of the Loan Documents or entering into any of the transactions contemplated hereby, directly or indirectly, in connection with any arrangement or understanding in any respect involving any “employee benefit plan” with respect to which the Borrower or any other Loan Party is a “party in interest” within the meaning of the Employee Retirement Income Security Act of 1974, or a “disqualified person”, within the meaning of the Code. No Unfunded Liabilities exist with respect to any Plans except as would not have a Material Adverse Effect. Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither the Borrower nor any other Loan Party nor any other members of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan.

4.12 Subsidiaries; Joint Ventures. As of the date hereof, Schedule 4.12 contains a complete and accurate list of (a) all Subsidiaries of the Borrower, including, with respect to each Subsidiary, (i) its state of incorporation and (ii) the number and percentage of its shares owned by the Borrower and/or by any other Subsidiary, and (b) each Joint Venture, including, with respect to each such Joint Venture, (i) its jurisdiction of organization and (ii) the number and percentage of its shares owned by the Borrower and/or by any other Subsidiary. All the outstanding shares of Capital Stock of each Subsidiary of the Borrower are validly issued, fully paid and nonassessable, except as otherwise provided by state wage claim laws of general applicability. All of the outstanding shares of Capital Stock of each Subsidiary owned by the Borrower or another Subsidiary as specified in Schedule 4.12 are owned free and clear of all Liens, security interests, equity or other beneficial interests, charges and encumbrances of any kind whatsoever, except for Permitted Liens. Neither the Borrower nor any other Loan Party owns of record or beneficially any shares of the Capital Stock or other equity interests of any Subsidiary that is not a Guarantor, except Non-Guarantor Subsidiaries.

4.13 Environmental Compliance. To the best of the Borrower’s knowledge and belief, no hazardous substances in material violation of any Environmental Laws are present upon any of the Real Estate owned by any Loan Party or any Real Estate which is encumbered by any mortgage held by any Loan Party, and neither the Borrower nor any other Loan Party has received any notice to the effect that any of the Real Estate owned by the Borrower or any other Loan Party or any of their respective operations are not in compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any hazardous substance into the environment, which non-compliance or remedial action could be reasonably expected to have a Material Adverse Effect.

4.14 No Misrepresentation. The certificates, schedules, exhibits, reports and other documents provided or to be provided by any Loan Party in connection with the transactions contemplated hereby or thereby (including, without limitation, the negotiation of and compliance with the Loan Documents), taken as a whole, do not contain or will not contain a misstatement of a material fact or omit to state a material fact required to be stated therein in order to make the statements contained therein, in the light of the circumstances under which made, not misleading.

4.15 Solvent. Borrower and its Subsidiaries on a consolidated basis are Solvent.

4.16 Foreign Direct Investment Regulations. Neither the making of the Loans or advances of credit nor the repayment thereof nor any other transaction contemplated hereby will involve or constitute a violation by any Loan Party of any provision of the Foreign Direct Investment Regulations of the United States Department of Commerce or of any license, ruling, order, or direction of the Secretary of Commerce thereunder.

4.17 Relationship of the Loan Parties. The Loan Parties are engaged as an integrated group in the business of owning, developing and selling Real Estate and of providing the required services, credit and other facilities for those integrated operations. The Loan Parties require financing on such a basis that funds can be made available from time to time to such entities, to the extent required for the continued successful operation of their integrated operations. The Loans and other advances of credit to be made to the Borrower under this Agreement are for the purpose of financing the integrated operations of the Loan Parties, and the Loan Parties expect to derive benefit, directly or indirectly, from the Loans and other advances, both individually and as a member of the integrated group, since the financial success of the operations of the Loan Parties is dependent upon the continued successful performance of the integrated group as a whole.

4.18 Insurance. The properties of the Loan Parties are insured with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Parties operate.

4.19 Foreign Asset Control Regulations. Neither the execution and delivery of the Loan Documents by Borrower or any other Loan Party nor the use of the proceeds by the Borrower of any Loan or any extension of credit, will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or the Anti-Terrorism Order or any enabling legislation or executive order relating to any of the same. Without limiting the generality of the foregoing, none of the Borrower, any Loan Party nor any of their respective Subsidiaries (a) are or will become a blocked person described in Section 1 of the Anti-Terrorism Order or (b) to Borrower’s knowledge, engage or will engage in any dealings or transactions or be otherwise associated with any such blocked person.

4.20 Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective directors, employees and officers and to the knowledge of the Borrower its affiliates and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will benefit from the credit facility established hereby, is a Sanctioned Person. The Borrower shall not directly or indirectly utilize the proceeds of any Loan or Letter of Credit in a manner that will violate Anti-Corruption Laws or applicable Sanctions.

4.21 Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

4.22 Plan Assets; Prohibited Transactions. None of the Borrower or any of its Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and neither the execution, delivery nor performance of the transactions contemplated under this Agreement, including the making of any Loan and the issuance of any Letter of Credit hereunder, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

SECTION 5. CONDITIONS PRECEDENT

5.1 Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a) Credit Agreement; Guarantee. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Borrower, the Class A Lenders, the Class B Lenders and the Class C Lenders, which shall be in full force and effect, and (ii) the Guarantee Agreement, executed and delivered by each Guarantor, which shall be in full force and effect.

(b) Financial Statements. The Lenders shall have received the filed Form 10-K for the Borrower and its Subsidiaries for the fiscal year ended November 30, 2025 and the filed Form 10-Q for the Borrower and its Subsidiaries for the fiscal quarter ended August 31, 2026.

(c) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses of the Administrative Agent for which invoices have been presented by 12:00 Noon, New York City time at least two (2) Business Days prior to the Closing Date (including the reasonable fees and expenses of legal counsel to the Administrative Agent) on or before the Closing Date.

(d) Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The following supporting documents with respect to the Borrower and certain other Loan Parties: (i) a copy of its certificate or articles of incorporation or formation or certificate of limited partnership (as applicable) certified as of a date reasonably close to the Closing Date to be a true and accurate copy by the Secretary of State of its state of incorporation or formation; (ii) a certificate of that Secretary of State, dated as of a date reasonably close to the Closing Date, as to its existence and (if available) good standing; (iii) a certificate of the Secretary of State of each jurisdiction, other than its state of incorporation, in which it does business, as to its qualification as a foreign corporation; (iv) a copy of its by-laws, partnership agreement or operating agreement (as applicable), certified by its secretary or assistant secretary, general partner, manager or other appropriate Person (as applicable) to be a true and accurate copy of its by-laws, partnership agreement or operating agreement (as applicable) in effect on the Closing Date; (v) a certificate of its secretary or assistant secretary, general partner, manager or other appropriate Person (as applicable), as to the incumbency and signatures of its officers or other Persons who have executed any documents on behalf of such Loan Party in connection with the transactions contemplated by this Agreement; (vi) a copy of resolutions of its Board of Directors, certified by its secretary or assistant secretary to be a true and accurate copy of resolutions duly adopted by such Board of Directors, or other appropriate resolutions or consents of, its partners or members certified by its general partner or manager (as applicable) to be true and correct copies thereof duly adopted, approved or otherwise delivered by its partners or members (to the extent necessary and applicable), each of which is certified to be in full force and effect on the Closing Date, authorizing the execution and delivery by it of this Agreement, the Guarantee Agreement and other Loan Documents delivered on the Closing Date to which it is a party and the performance by it of all its obligations thereunder; and (vii) such additional supporting documents and other information with respect to its operations and affairs as the Administrative Agent may reasonably request.

(e) Legal Opinions. The Administrative Agent shall have received a favorable legal opinion of Venable LLP, counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit F-1, and a favorable legal opinion from Borrower’s internal counsel, substantially in the form of Exhibit F-2. Such legal opinions shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(f) Representations and Warranties; No Defaults. Certificates signed by a duly authorized officer of the Borrower stating that: (i) the representations and warranties of the Borrower contained in Section 4 hereof are correct and accurate on and as of the Closing Date as though made on and as of the Closing Date and (ii) no event has occurred and is continuing which constitutes an Event of Default or Default hereunder as of the Closing Date, or after giving effect to any extension of credit on the Closing Date.

(g) Compliance Certificate. Delivery of a Compliance Certificate, substantially in the form of Exhibit B, as of August 31, 2026.

(h) “Know Your Customer” and Anti-Money Laundering Information. (i) The Administrative Agent shall have received, at least five (5) days prior to the Closing Date, all documentation and other information regarding the Borrower reasonably requested by any Lender through the Administrative Agent in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested in writing of the Borrower at least ten (10) days prior to the Closing Date and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five (5) days prior to the Closing Date, any Lender that has requested, in a written notice to the Borrower at least ten (10) days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).

(i) Additional Documents. Such other documents as the Administrative Agent, its counsel or any Lender may reasonably request.

5.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a) Borrowing Request. The Administrative Agent shall have received notice of Borrower’s request for Revolving Loan as provided in Section 2.2 or Letter of Credit request as provided in Section 3.2.

(b) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (except to the extent already qualified by materiality, in which case said representations and warranties are true and correct in all respects) on and as of such date as if made on and as of such date, provided if any such representations and warranties are expressly made only as of a prior date, such representations and warranties shall be true as of such prior date.

(c) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(d) Commitment. After giving effect to such Loan or Letter of Credit, (i) the L/C Obligations shall not exceed the L/C Commitment and (ii) the aggregate outstanding principal amount of Loans shall not exceed the portion of the Total Commitments available for Loans.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6. AFFIRMATIVE COVENANTS

Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount (other than contingent obligations such as indemnities or increased costs) is owing to any Lender, any Issuing Lender or the Administrative Agent hereunder, Borrower shall and shall cause each Loan Party to:

6.1 Reporting Requirements. Borrower shall maintain a standard system of accounting established and administered in accordance with GAAP and shall cause to be delivered to the Administrative Agent (for prompt distribution by the Administrative Agent to Lenders):

(a) as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ending November 30, 2026), a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of that fiscal year and the related consolidated statements of earnings, stockholders’ equity and cash flows for that fiscal year, all with accompanying notes and schedules, prepared in accordance with GAAP consistently applied and audited and reported upon by Deloitte & Touche or another firm of independent certified public accountants of similar recognized standing selected by the Borrower and acceptable to the Administrative Agent (such audit report shall not be qualified by “going concern” or as to scope); the financial statements filed with or furnished to the SEC by the Borrower (and which are available online) shall be deemed to have been provided by the Borrower under this reporting requirement;

(b) as soon as available and in any event within 60 days after the end of each of the first three quarters, of each fiscal year of the Borrower (commencing with the fiscal quarter ending February 28, 2027), a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of that quarter, and the related consolidated statement of earnings and cash flows of the Borrower and its Subsidiaries for the period from the beginning of the fiscal year to the end of that quarter, all prepared in accordance with GAAP consistently applied, unaudited but certified by an Authorized Financial Officer to fairly represent in all material respects the consolidated financial position of Borrower and its Subsidiaries as at the dates specified therein and the consolidated results of operations and cash flows for the periods then ended, all in conformity with GAAP; the financial statements filed with or furnished to the SEC by the Borrower (and which are available online) shall be deemed to have been provided by the Borrower under this reporting requirement;

(c) within 120 days after the end of each fiscal year of the Borrower, a letter signed by that firm of independent certified public accountants to the effect that, during the course of their examination, nothing came to their attention which caused them to believe that any Event of Default has occurred, or if such Event of Default has occurred, specifying the facts with respect thereto;

(d) promptly upon becoming available, copies of all financial statements, reports, notices and proxy statements sent by the Borrower to its stockholders, and of all regular and periodic reports and other material (including copies of all registration statements and reports under the Securities Act of 1933, as amended, and the Exchange Act, as amended) filed by the Borrower with or furnished to any securities exchange or any governmental authority or commission, except material filed with or furnished to governmental authorities or commissions relating to the development of Real Estate in the ordinary course of the business of the Loan Parties and which does not relate to or disclose any Material Adverse Effect; the reports and financial statements filed with or furnished to the SEC by the Borrower (and which are available online) shall be deemed to have been provided by the Borrower under these reporting requirements;

(e) within 60 days after the end of each of the Borrower’s first three fiscal quarters, and within 120 days after the end of each of the Borrower’s fiscal years (commencing with the fiscal quarter ending February 28, 2027 and fiscal year ending November 30, 2026), a Compliance Certificate, including (i) calculations (in reasonable detail) and other information, if any, required to indicate whether Borrower is in compliance, as of the last day of such quarterly or annual period, as the case may be, with Section 7.1 and (ii) a statement, from the relevant signatories that, having read this Agreement, and based upon an examination which they deemed sufficient to enable them to make an informed statement, there does not exist any Event of Default or Default, or if such Event of Default or Default has occurred, specifying the facts with respect thereto;

(f) as soon as possible and in any event within 30 days after the Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by a Responsible Officer of the Borrower, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto;

(g) as soon as possible and in any event within 10 days after receipt thereof by the Borrower or any other Loan Party, a copy of (i) any notice or claim to the effect that the Borrower or any other Loan Party is or may be liable to any Person as a result of the release by the Borrower, any other Loan Party, or any other Person of any hazardous substance into the environment, and (ii) any notice alleging any violation of any Environmental law or any federal, state or local health or safety law or regulation by the Borrower or any other Loan Party, which, in either case, could reasonably be expected to have a Material Adverse Effect;

(h) within 60 days after the end of each of the Borrower’s first three fiscal quarters, and within 120 days after the end of each of the Borrower’s fiscal years (commencing with the fiscal quarter ending February 28, 2027 and fiscal year ending November 30, 2026), in which there occurred an event that requires a Subsidiary that is not then a Guarantor to become a Guarantor under this Agreement (as described in Section 6.7 below) (or at any time that the Borrower may elect to cause any other Subsidiary to be a Guarantor), the Borrower shall deliver to the Administrative Agent (i) a accession agreement, substantially in the form provided for in the Guarantee Agreement, executed by a duly authorized officer of such Subsidiary; (ii) a copy of the certificate of incorporation or other organizational document of such Subsidiary, certified by the secretary of state or other official of the state or other jurisdiction of its incorporation; and (iii) representations and warranties from Borrower regarding such Guarantor’s formation, authority, execution, delivery, non-contravention and enforceability of the accession agreement as are delivered by the Borrower and Loan Parties at the Closing Date; and

(i) such supplements to the aforementioned documents and additional information and reports as the Administrative Agent or any Lender may from time to time reasonably require, subject in each case to any existing confidentiality agreements binding on any Loan Party.

6.2 Payment of Taxes and Other Potential Liens. Pay and discharge or cause to be paid and discharged promptly all taxes, assessments and governmental charges or levies imposed upon any Loan Party or upon any of their respective incomes or receipts or upon any of their respective properties before the same shall become in default or past due, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, might result in the imposition of a Lien or charge upon such properties or any part thereof; provided, however, that it shall not constitute a violation of the provisions of this provision if any Loan Party shall fail to perform any such obligation or to pay any such debt (except for obligations for money borrowed), tax, assessment, governmental charge or levy or claim for labor, materials or supplies which is being contested in good faith, by proper proceedings diligently pursued, and as to which adequate reserves have been provided or where such failure or non-payment would not reasonably be expected to have a Material Adverse Effect.

6.3 Preservation of Existence. Do or cause to be done all things or proceed with due diligence with any actions or courses of action which may be necessary to preserve and keep in full force and effect its existence under the laws of their respective states of incorporation or formation and all qualifications or licenses in jurisdictions in which such qualification or licensing is required for the conduct of its business or in which the Lenders shall request such qualification (except omissions that would not have a Material Adverse Effect); provided, however, that nothing herein shall be deemed to prohibit (a) a Loan Party from merging into or consolidating with any other Loan Party or any other Subsidiary of the Borrower; provided (i) the Borrower is the surviving entity in the case of a merger involving the Borrower and (ii) the surviving entity in the case of a merger involving a Loan Party and a Subsidiary that is not a Loan Party is, or upon such merger becomes, a Loan Party or (b) a Subsidiary that is not a Loan Party from merging into or consolidating with any other Subsidiary that is not a Loan Party. The Borrower will, and will cause each other Loan Party to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and ancillary and complementary business thereto and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted (except omissions that would not have a Material Adverse Effect). The primary business of the Borrower and each other Loan Party shall at all times be the acquisition, development and sale of real estate assets and ancillary and complementary business thereto.

6.4 Maintenance of Properties. Maintain all its properties and assets in good working order and condition and make all necessary repairs, renewals and replacements thereof so that its business carried on in connection therewith may be properly conducted at all times except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect; and maintain or require to be maintained (a) adequate insurance, by financially sound and reputable insurers, on all properties of the Loan Parties which are of character usually insured by Persons engaged in the same or a similar business (including, without limitation, all Real Estate encumbered by mortgages securing mortgage loans made by any Loan Party, to the extent normally required by prudent mortgagees, and all Real Estate which is subject of an equity investment by any Loan Party, to the extent normally carried by prudent builder-developers) against loss or damage resulting from fire, defects in title or other risks insured against by extended coverage and of the kind customarily insured against by those Persons, (b) adequate public liability insurance against tort claims which may be incurred by any Loan Party, and (c) such other insurance as may be required by law. Upon the request of the Administrative Agent, the Borrower will furnish to the Lenders full information as to the insurance carried. Notwithstanding the foregoing provisions of this section, the Borrower shall be permitted to self-insure against all property and casualty risks associated with its construction of dwelling units up to a maximum aggregate construction exposure for any project or development not to exceed at any time ten percent (10%) of Consolidated Tangible Net Worth.

6.5 Access to Premises and Books. At all reasonable times and as often as any Lender may reasonably request, permit authorized representatives and agents (including accountants) designated by that Lender to (a) have access to the premises of the Borrower and each other Loan Party and to their respective corporate books and financial records, and all other records relating to their respective operations and procedures, (b) make copies of or excerpts from those books and records and (c) upon reasonable notice to the Borrower, discuss the respective affairs, finances and operations of the Loan Parties with, and to be advised as to the same by, their respective officers and directors.

6.6 Notices. Give prompt written notice to the Administrative Agent of (a) any proceeding instituted by or against the Borrower or any other Loan Party in any federal or state court or before any commission or other regulatory body, federal, state or local, or any such proceedings threatened against the Borrower or any other Loan Party in writing by any federal, state or other governmental agency, in each case which would have a Material Adverse Effect, and (b) any other Event which could reasonably be expected to lead to or result in a Material Adverse Effect, or which, with or without the giving of notice or the passage of time or both, would constitute an Event of Default.

6.7 Addition and Removal of Guarantors. Give the Administrative Agent written notice of (a) the formation or acquisition of any Material Subsidiary, (b) the increase of the Net Worth of any Subsidiary that is not a Guarantor (other than a Mortgage Banking Subsidiary, Rialto Subsidiary, Designated Subsidiary, Commercial Subsidiary, Multi-Family Subsidiary or Sunstreet Subsidiary) that results in such Subsidiary becoming a Material Subsidiary or (c) the increase in the aggregate Net Worth of all Subsidiaries (other than Mortgage Banking Subsidiaries, Rialto Subsidiaries, Designated Subsidiaries, Commercial Subsidiaries, Multi-Family Subsidiaries or Sunstreet Subsidiaries) that are not Guarantors to an amount in excess of $500,000,000, in each case not later than ninety (90) days after such occurrence. In the case of an event described in clause (a) or (b) above, such Material Subsidiary shall be required to become a Guarantor and such Material Subsidiary shall execute an accession agreement to the Guarantee Agreement in the form attached to the Guarantee Agreement and, in the case of an event described in clause (c) above, the applicable Subsidiary or Subsidiaries selected by the Borrower necessary to satisfy the requirements of the proviso contained in the definition of “Material Subsidiary” shall be required to become Guarantors, provided, however, that the Borrower may elect to cause a Subsidiary that is not required to be a Guarantor to become a Guarantor. Notwithstanding anything to the contrary, if at any time or from time to time any event results in a Change in Status of a Guarantor, the Borrower shall deliver notice thereof to the Administrative Agent, including a reasonably detailed description of the Change in Status and a statement of the effective date of the Change in Status. Such notice shall be delivered no later than 60 days after the end of the fiscal quarter during which such Change in Status occurs; provided, however, that with respect to any Change in Status occurring during the last quarter of Borrower’s fiscal year, such notice shall be delivered no later than 120 days after the end of such final fiscal quarter. Each Change in Status event shall be effective as of the effective date of such Change in Status, automatically, without any further action by any party to this Agreement, and the Subsidiary that is subject to such Change in Status shall no longer be a Guarantor. In connection with each Change in Status, the Administrative Agent, on behalf of Lenders, shall promptly following receipt of written notice of Change in Status, execute and deliver to the Borrower a written confirmation of such Change in Status. Notwithstanding any other provision herein, any Guarantor may be released from its Guarantee Agreement with the consent of the Required Lenders.

6.8 Compliance with Laws and Other Requirements. Promptly and fully, comply with, conform to and obey all present and future laws, ordinances, rules, regulations, orders, writs, judgments, injunctions, decrees, awards and all other legal requirements applicable to the Loan Parties and their respective properties, including, without limitation, Regulation Z of the Board of Governors of the Federal Reserve System, the Federal Interstate Land Sales Full Disclosure Act, ERISA, the Florida Land Sales Act or any similar statute in any applicable jurisdiction, the violation of which would have a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective affiliates, directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

6.9 Use of Proceeds. Use and cause to be used the proceeds of the Loans for working capital and general corporate purposes including acquisitions. The Borrower will not request any Loan or Letter of Credit, and the Borrower shall not use, and shall (a) procure that its Subsidiaries and its or their respective directors, officers and employees shall not use and (b) use commercially reasonable efforts to procure that its agents shall not use, the proceeds of any Loan or Letter of Credit (i) in a manner that will violate any Anti-Corruption Laws, (ii) for the purpose of funding or financing any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 7. NEGATIVE COVENANTS

Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount (other than contingent obligations such as indemnities and increased costs) is owing to any Lender, the Issuing Lenders or the Administrative Agent hereunder:

7.1 Financial Condition Covenants. Borrower shall not,

(a) Maximum Leverage Ratio. as of the end of each fiscal quarter, permit the Leverage Ratio to exceed 60%.

(b) Interest Coverage/Liquidity Test. as of the end of each fiscal quarter, fail to maintain either (i) Liquidity in an amount equal to or greater than 1.00x Consolidated Interest Incurred for the last twelve months then ended or (ii) an Interest Coverage Ratio of equal to or greater than 1.50:1.00 for the last twelve months then ended.

(c) Minimum Net Worth Test. as of the end of each fiscal quarter, beginning with the fiscal quarter ending November 30, 2026, fail to maintain minimum Consolidated Tangible Net Worth of at least $10,000,000,000.

7.2 Liens and Encumbrances. Borrower shall not, nor shall it permit any other Loan Party to, grant or suffer or permit to exist any Liens on any of its rights, properties or assets other than Permitted Liens.

7.3 Limitation on Fundamental Changes. Borrower shall not, nor shall it permit any other Loan Party to, do any of the following:

(a) sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of the assets (whether now owned or hereafter acquired) of the Loan Parties (on a consolidated basis) except for the sale of inventory in the ordinary course of business;

(b) merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; or

(c) dissolve, liquidate or wind up its business by operation of law or otherwise;

provided, however, that any Subsidiary or any other Person may merge into or consolidate with or may dissolve and liquidate into a Loan Party and any Subsidiary that is not a Loan Party may merge into or consolidate with or may dissolve and liquidate into another Subsidiary that is not a Loan Party, if (and only if), (1) in the case of a merger or consolidation involving a Loan Party other than the Borrower, the surviving Person is, or upon such merger or consolidation becomes, a Loan Party, (2) in the case of a merger or consolidation involving the Borrower, the Borrower is the surviving Person, (3) the character of the business of the Borrower and the Subsidiaries on a consolidated basis will not be materially changed by such occurrence, and (4) such occurrence shall not constitute or give rise to an Event of Default. Nothing contained in this Section 7.3, however, shall restrict (i) any sale of assets among the Borrower and its Subsidiaries which is in the ordinary course of business or is otherwise in compliance with all other provisions of this Agreement or (ii) any sale, assignment, lease or other disposition of one or more Non-Guarantor Subsidiaries together with any asset or property ancillary or incidental to such disposition.

7.4 Permitted Investments. Borrower shall not, nor shall it permit any Ratio Subsidiary to, make any Investment or otherwise acquire any interest in any Person, except:

(a) Investments in or loans or advances to (i) Borrower, (ii) Joint Ventures or partners in Joint Ventures to which the Borrower or a Subsidiary is a party, (iii) Subsidiaries, and (iv) any Person which would become a Subsidiary or Joint Venture upon the making of such investment;

(b) temporary cash Investments (including Permitted Investments);

(c) Investments in mortgages, receivables, other securities or ownership interests, loans or advances made in connection with a strategy to acquire land or other homebuilding assets through foreclosure or other exercise of remedies;

(d) receivables owing to Borrower or any Guarantor if created or acquired in the ordinary course of business;

(e) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(f) lease, utility and other similar deposits in the ordinary course of business;

(g) Investments made by Borrower or any Guarantor for consideration consisting only of common equity interests;

(h) Investments or securities received in settlement of debts owing to Borrower or any Guarantor in the ordinary course of business;

(i) Investments outstanding on the Closing Date, as set forth on Schedule 7.4;

(j) loans to directors, officers, employees, agents, customers or suppliers in the ordinary course of business not to exceed $15,000,000 in the aggregate at any time outstanding; and

(k) other Investments not included in clauses (a) through (j) above in an aggregate, amount not to exceed 30% of Consolidated Tangible Net Worth at any time outstanding (with each Investment being valued as of the date made without subsequent regard to change in value).

7.5 No Margin Stock. Except with respect to purchases of the Borrower’s stock by, or on behalf of, the Borrower otherwise permitted and that is subsequently retired or retained by the Borrower as treasury stock, Borrower shall not, nor shall it permit any Loan Party to, use any of the proceeds of the Loans to purchase or carry any “margin stock” (as defined in Regulation U).

7.6 Intentionally Omitted.

7.7 Prepayment of Indebtedness. If a Default has occurred and is continuing or an acceleration of the indebtedness under this Agreement has occurred, Borrower shall not voluntarily prepay, or permit any Guarantor voluntarily to prepay, the principal amount, in whole or in part, of any indebtedness other than (a) indebtedness owed to each Lender hereunder or under some other agreement between Borrower and such Lender, (b) indebtedness which ranks pari passu with the indebtedness incurred under this Agreement which is or becomes due and owing whether by reason of acceleration or otherwise and (c) indebtedness which is exchanged for, or converted into, Capital Stock (or securities to acquire Capital Stock) of any Loan Party.

7.8 Pension Plan. Borrower shall not, nor shall it permit any other Loan Party to, enter into, maintain or make contributions to, or permit any Subsidiary to enter into, maintain or make contributions to, directly or indirectly, any plan that is subject to Title IV of ERISA, except for defined benefit pension plans of any Persons formed or acquired, directly or indirectly, by Borrower or any Subsidiary as permitted under this Agreement, or as may otherwise comply with the terms of Section 4.11.

7.9 Transactions with Affiliates. Borrower shall not, nor shall it permit any other Loan Party to, enter into any transaction (including, without limitation, the purchase or sale of any property or service) with, or make any payment or transfer to, any Affiliate (or permit any Loan Party to do any of the foregoing), except (i) in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s or a Loan Party’s business and upon fair and reasonable terms no less favorable to the Borrower or such Loan Party than the Borrower or such Loan Party would obtain in a comparable arms’-length transaction, (ii) transactions between the Borrower and its Subsidiaries, (or among Subsidiaries not involving any other Person) (iii) transactions otherwise permitted by Section 7.4, (iv) employment, service and severance arrangements (including equity incentive plans and employee benefit plans and arrangements) and employee discount purchase programs with their respective directors, officers and employees in the ordinary course of business and discount purchase programs with their Affiliates in the ordinary course of business, (v) payment of customary compensation, fees and reasonable out of pocket costs to, and indemnities for the benefit of, directors, officers and employees of the Borrower and its Subsidiaries in the ordinary course of business, and discounts provided to directors, officers and employees of the Borrower and its Subsidiaries pursuant to customary discount purchase programs in the ordinary course of business, and (vi) transactions with directors, officers and employees of the Borrower or any of its Subsidiaries not required to be disclosed pursuant to Item 404(a) of Regulation S-K of the Exchange Act.

7.10 Foreign Assets Control Regulations. The Borrower shall not use or permit the direct use of the proceeds of any Loan or any extension of credit in any manner that will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or the Anti-Terrorism Order or any enabling legislation or executive order relating to any of the same. Without limiting the foregoing, neither the Borrower nor any other Loan Party will permit itself nor any of its Subsidiaries to (a) become a blocked person described in Section 1 of the Anti-Terrorism Order or (b) engage in any dealings or transactions or be otherwise associated with any person who is a blocked person after the Borrower or any other Loan Party acquires knowledge that such person is a blocked person.

SECTION 8. EVENTS OF DEFAULT; REMEDIES

If any of the following events shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation or any fees hereunder within five (5) Business Days after notice (which notice may include a billing statement therefor) of failure to pay such fees when due in accordance with the terms hereof; or the Borrower shall fail to pay any other amount payable hereunder or under any other Loan Document within five (5) Business Days after notice (which notice may include a billing statement therefor) of failure to pay such amount when due in accordance with the terms hereof or of the applicable Loan Document; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document when made which shall be materially false or misleading when made if the same has a Material Adverse Effect and, with respect to any matter which is reasonably capable of being cured, such Loan Party shall have failed to cure the occurrence causing the representation or warranty to be materially false or misleading within fifteen (15) days after notice thereof by the Administrative Agent to Borrower; or

(c) any Loan Party shall default in the observance or performance of any covenant contained in Section 6.9; or

(d) any Loan Party shall default in the observance or performance of any other covenant contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 8), and such default shall continue unremedied for a period of thirty (30) days after the Borrower has knowledge of such violation or should have known such violation exists; or

(e) any Loan Party shall default in making any payment of any principal of any Indebtedness (including any Contingent Obligation (but excluding (a) Contingent Obligations of Persons that are not Loan Parties, to the extent and for so long as the payment obligation by a Loan Party under such guarantee is being contested in good faith by appropriate proceedings, adequate reserves have been established therefor in accordance with GAAP and any judgment against any Loan Party is subject to appeal and does not otherwise result in a Default under Section 8(g); (b) the Loans; and (c) Non-Recourse Indebtedness) beyond any applicable period of grace, or default shall be made with respect to the performance of any other obligation incurred in connection with any such Indebtedness or Contingent Obligations beyond any applicable period of grace, and such Indebtedness or Contingent Obligation equals or exceeds $150,000,000, and the effect of any of the foregoing defaults described in this Section 8(e) is to accelerate the maturity of such Indebtedness or Contingent Obligation or to cause such Indebtedness or Contingent Obligation to become due prior to its stated maturity, or any such Indebtedness or Contingent Obligation shall not be paid when due at final maturity and such default shall not have been remedied or cured by such Loan Party or waived by the obligee; or

(f) (i) Borrower or any Significant Subsidiary shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; or (ii) there shall be commenced against Borrower or any Significant Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against Borrower or any Significant Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) Borrower or any Significant Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Borrower or any Significant Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or (vi) Borrower or any Significant Subsidiary shall make a general assignment for the benefit of its creditors; or

(g) the Loan Parties shall fail within thirty (30) days to bond, pay or otherwise discharge any one or more final judgments or orders for the payment of money (other than in respect of Non-Recourse Indebtedness) in excess of $150,000,000 in the aggregate (to the extent not covered by insurance provided by an independent solvent third-party who has been notified of such judgment, order, decree and has not denied coverage), which are not stayed on appeal or otherwise being appropriately contested in good faith; provided, that the litigation matters set forth on Schedule 4.6 attached hereto shall be excluded and excepted for all purposes of this Section 8(g); or

(h) any Loan Party shall be the subject of any proceeding or investigation pertaining to the release by any Loan Party, any of its Subsidiaries or any other Person of any hazardous substance into the environment, or any violation of any Environmental Law or any federal, state or local health or safety law or regulation, which, in either case, could reasonably be expected to have a Material Adverse Effect; or

(i) the guarantee contained in Section 1 of the Guarantee Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert (excluding release of any Loan Party in accordance with the Loan Documents); or

(j) there shall occur any Change of Control of the Borrower;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

On and after the occurrence of an Event of Default, the Administrative Agent shall apply all payments in respect of any Obligations in the following order: (i) first, to pay Obligations in respect of (A) any fees, expenses, reimbursements or indemnities then due to the Administrative Agent, (B) any fees (other than commitment fees and Letter of Credit fees), expenses, reimbursements or indemnities then due to the Lenders and Issuing Lenders and (C) to pay commitment fees, Letter of Credit fees and interest due in respect of Loans and Letters of Credit; (ii) second, to the ratable payment or prepayment of principal outstanding on Loans and Letters of Credit; and (iii) third, to the ratable payment of all other Obligations. On or after the occurrence of an Event of Default, all principal payments in respect of Loans shall be applied, first, to repay outstanding ABR Loans, then to repay outstanding Term Benchmark Loans, and then to repay outstanding RFR Loans, with those that have the earlier expiring Interest Period being repaid prior to those that have later expiring Interest Periods. The order of priority set forth in this paragraph and the related provisions of this Agreement are set forth solely to determine the rights and priorities of the Administrative Agent, the Lenders, and the Issuing Lenders as among themselves. The order of priority set forth in clause (i) may be changed only with the prior written consent of the Administrative Agent and the order of priority of payments in respect of Letters of Credit may be changed only with the prior written consent of the Issuing Lenders.

SECTION 9. THE AGENTS

9.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

9.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in fact selected by it with reasonable care.

9.3 Exculpatory Provisions. Neither Administrative Agent nor any of its officers, directors, employees, agents, advisors, attorneys in fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own bad faith, gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6 Non-Reliance on Agents and Other Lenders.

(a) Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, advisors, attorneys in fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agents to any Lender. Each Lender represents to any Agent that it has, independently and without reliance upon any Agent, any arranger of this credit facility or any other Lender and their respective related parties, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the any Agent, any arranger of this credit facility or any other Lender and their respective related parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates.

(b) The Lenders acknowledge that there may be a constant flow of information (including information which may be subject to confidentiality obligations in favor of the Loan Parties) between the Loan Parties and their Affiliates, on the one hand, and JPMorgan Chase Bank, N.A. and its Affiliates, on the other hand. Without limiting the foregoing, the Loan Parties or their Affiliates may provide information, including updates to previously provided information to JPMorgan Chase Bank, N.A. and/or its Affiliates acting in different capacities, including as Lender, lead bank, arranger or potential securities investor, independent of such entity’s role as administrative agent hereunder. The Lenders acknowledge that neither JPMorgan Chase Bank, N.A. nor its Affiliates shall be under any obligation to provide any of the foregoing information to them. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein or in any other Loan Document, the Administrative Agent shall not have any duty or responsibility to provide, and shall not be liable for the failure to provide, any Lender with any credit or other information concerning the Loans, the Lenders, the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates that is communicated to, obtained by, or in the possession of, the Administrative Agent or any of its officers, directors, employees, agents, advisors, attorneys in fact or Affiliates in any capacity, including any information obtained by the Administrative Agent in the course of communications among the Administrative Agent and any Loan Party, any Affiliate thereof or any other Person. Notwithstanding the foregoing, any such information may (but shall not be required to) be shared by the Administrative Agent with one or more Lenders, or any formal or informal committee or ad hoc group of such Lenders, including at the direction of a Loan Party.

9.7 Indemnification. The Lenders agree to indemnify each Agent, each Issuing Lender (in its capacity as an Issuing Lender only), the Lead Arrangers (in their respective capacities as an arranger only) and their respective officers, directors, employees, affiliates, agents, advisors and controlling persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Percentage Interests in effect on the date on which indemnification is sought under this Section 9.7, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence, bad faith or willful misconduct. The agreements in this Section 9.7 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

9.8 Administrative Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon thirty (30) days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 and of Section 10.5 shall continue to inure to its benefit.

9.10 Documentation Agents and Syndication Agents. None of the Documentation Agents nor any of the Syndication Agents shall have any duties or responsibilities hereunder in its capacity as such.

9.11 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments;

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and other Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent or any Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

(c) The Administrative Agent, each Lead Arranger and each other Agent hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

9.12 Recovery of Erroneous Payments.

(a) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 9.12 shall be conclusive, absent manifest error.

(b) Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c) The Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party.

(d) Each party’s obligations under this Section 9.12 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

9.13 Borrower Communications.

(a) The Administrative Agent, the Lenders and the Issuing Lenders agree that the Borrower may, but shall not be obligated to, make any Borrower Communications to the Administrative Agent through an electronic platform chosen by the Administrative Agent and approved in writing by the Borrower to be its electronic transmission system (the “Approved Borrower Portal”).

(b) Although the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system), each of the Lenders, each of the Issuing Lenders and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of the Borrower that are added to the Approved Borrower Portal, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Lenders and the Borrower hereby approves distribution of Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution

(c) THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER COMMUNICATION, OR THE ADEQUACY OF THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED BORROWER PORTAL AND THE BORROWER COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE BORROWER COMMUNICATIONS OR THE APPROVED BORROWER PORTAL. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY LEAD ARRANGER, ANY DOCUMENTATION AGENT, ANY SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL OTHER THAN ANY SUCH DAMAGES WHICH RESULT FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY APPLICABLE PARTY (AS FOUND BY A FINAL NONAPPEALABLE DECISION OF A COURT OF COMPETENT JURISDICTION).

(d) Each of the Lenders, each of the Issuing Lenders and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Borrower Communications on the Approved Borrower Portal in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(e) Nothing herein shall prejudice the right of the Borrower to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 10. MISCELLANEOUS

10.1 Amendments and Waivers. Subject to the last paragraph of Section 2.13 and the last sentence of this Section 10.1, neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the stated expiration date of any Letter of Credit beyond the Termination Date or reduce the principal amount of any Reimbursement Obligation in respect of any Letter of Credit, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby (except that an increase in the available portion of any Commitment of any Lender pursuant to Section 2.20 shall not be deemed to constitute an increase of the Commitment of such Lender); (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the collateral provided pursuant to this Agreement or release all or substantially all of the Guarantors from their obligations under the Guarantee Agreement, in each case without the written consent of all Lenders; (iv) amend, modify or waive any provision of Section 2.14 without the written consent of all the Lenders; (v) amend, modify or waive any provision of Section 9 or any other provision of any Loan Document that affects the Administrative Agent without the written consent of the Administrative Agent; (vi) intentionally omitted; (vii) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lenders; or (viii) amend or modify any other provision of this Agreement that expressly provides that the consent of all Lenders or directly affected Lenders is required without the written consent of all the Lenders. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent on a subsequent or other Default or Event of Default. If the Administrative Agent and the Borrower acting together identify any immaterial ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document (excluding this Section 10.1 and the sections referred to herein and provided such ambiguity, omission, mistake, typographical error or other defect is not inconsistent with the underwritten credit terms originally approved by the Lenders ), then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement. Notwithstanding anything to the contrary herein, any non-Class A Lender may become a Class A Lender and reclassify its non-Class A Commitments as Class A Commitments with solely the written consent of such non-Class A Lender and the Administrative Agent, and such reclassification shall be reflected in a supplement to Schedule 1.1A without any further documentation required.

10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:	Lennar Corporation
5505 Waterford District Drive
Miami, Florida 33126
Attention: [********]
Telecopy: [********]
Telephone: [********]
Email: [********]

with copies to:

Lennar Corporation
5505 Waterford District Drive
Miami, Florida 33126
Attention: [********]
Telephone: [********]
Email: [********]

and:

Venable LLP
151 West 42nd Street
New York, NY 10036
Attention: Leonela Vaccaro Padrón
Telephone: (305) 913-6702
Email: lvaccaropadron@venable.com
Administrative Agent and Issuing Lender:	Address separately provided to the Borrower

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received, provided such notice, request or demand is received during the recipient’s normal business hours.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the syndication, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the administration of the transactions contemplated hereby and thereby, including the reasonable and documented fees and disbursements of counsel to the Administrative Agent and Lead Arrangers and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate (but excluding any taxes or increased costs otherwise excluded in this Agreement including, for the avoidance of doubt, those taxes excluded by Section 2.16(a), (c) or (d)), (b) to pay or reimburse the Administrative Agent and the Lenders for all their respective reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of one law firm for the Administrative Agent and the Lenders, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes (but excluding any taxes or increased costs otherwise excluded in this Agreement including, for the avoidance of doubt, those taxes excluded by Section 2.16(a), (c) or (d)), if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender, the Issuing Lenders, the Administrative Agent and the Lead Arrangers and their respective officers, directors, partners, employees, affiliates, agents, advisors and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (but excluding any taxes or increased costs otherwise excluded in this Agreement including, for the avoidance of doubt, those taxes excluded by Section 2.16(a), (c) or (d)) or disbursements of any kind or nature whatsoever arising from any claim or suit, action or other proceeding relating to (i) this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or Letter of Credit (including any refusal by an Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (ii) the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Loan Party or any of the properties, including any of the foregoing relating to the use of proceeds of the Loans or Letter of Credit, whether or not such claim, litigation, investigation or proceeding is brought by Borrower or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, together with the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 10.5 shall be payable not later than thirty (30) days after written demand therefor. Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 10.5 and the Borrower’s waiver of special, exemplary, punitive or consequential damages under Section 10.12 shall survive the termination of this Agreement and the repayment of the Loans and all other amounts payable hereunder.

10.6 Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder(s) to a Competitor without the Borrower’s written consent or otherwise except in accordance with this Section.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A) the Borrower (such consent not to be unreasonably withheld and which consent shall be deemed to have been given unless written notice of disapproval is delivered by Borrower to Administrative Agent within ten (10) Business Days after written notice of such proposed assignment has been received by Borrower), provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund, or, if an Event of Default under Section 8(a) or Section 8(f) has occurred and is continuing, any other Person subject, in the case of a Competitor, to the Borrower’s written consent; and

(B) the Administrative Agent and the Issuing Lenders (such consent not to be unreasonably withheld), provided that no consent of the Administrative Agent shall be required for an assignment by a Lender to an Affiliate of such Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default under Section 8(a) or Section 8(f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) (1) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent;

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws;

(D) no assignment shall be made to an assignee that is a natural person; and

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 10.6.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). No transfer or assignment of a Lender’s participation hereunder shall be effective unless and until recorded in the Register. The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. A copy of the Register shall be available for inspection by the Borrower at any reasonable time and from time to time on request.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 10.6 and any written consent to such assignment required by paragraph (b) of this Section 10.6, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the Assignee shall have failed to make any payment required to be made by it pursuant to Section 2.14(d), 2.14(e), 3.4, 3.5 or 9.7, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent or the Issuing Lenders sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to clause (i) of the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender (subject to the requirements and limitations thereof, it being understood that any Tax documentation required by Section 2.16(e) or (f) shall be provided solely to its participating Lender) and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.6. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19 with respect to any Participant. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the Borrower provides prior written consent that such Participant may be entitled to receive a greater payment under Section 2.15 or 2.16.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 10.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

10.7 Adjustments; Set off.

(a) Except to the extent that this Agreement or a court order expressly provides for payments to be allocated to a particular Lender, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it (other than in connection with an assignment made pursuant to Section 10.6), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender and their respective Affiliates shall have the right, without notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any Obligations becoming due and payable by the Borrower (whether at the stated maturity, by acceleration or otherwise but after giving effect to any applicable period of grace), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any Affiliate thereof or any of their respective branches or agencies to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such application made by such Lender or its Affiliate, provided that the failure to give such notice shall not affect the validity of such application.

10.8 Counterparts; Integration; Effectiveness; Electronic Execution.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to (i) fees payable to the Administrative Agent and (ii) the reductions of the L/C Commitment of any Issuing Lender constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b) Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 10.2), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic

Signature transmitted by telecopy, emailed pdf. or any other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature. Without limiting the generality of the foregoing, each Loan Party hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and any Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (D) waives any claim against any Lender or its Affiliates for any liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any liabilities arising as a result of the failure of any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature. So long as all facilities hereunder are unsecured and all Borrowers and Guarantors of the facilities are U.S. entities, the Administrative Agent, each Lender and each Issuing Lender shall accept Electronic Signatures (and shall not require manual or handwritten signatures) for all purposes of this Agreement, each other Loan Document and each Ancillary Document (including any Application), regardless of whether any computer-generated Electronic Signature matches or is identical to a corresponding manual or handwritten signature.

10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12 Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 10.12 any special, exemplary, punitive or consequential damages.

10.13 Acknowledgements. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent, any Lender nor any other Agent has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent, Lenders and the other Agents, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor;

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders;

(d) this Agreement and the other Loan Documents do not create any fiduciary, advisory or agency relationship among the Borrower, the Administrative Agent, any other Agent and/or the Lenders; and

(e) none of the Administrative Agent, any other Agent nor any Lender is advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction.

In addition, the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Lender and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrower may have conflicting interests regarding the transactions described herein and otherwise. No Lender will use confidential information obtained from Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with Borrower in connection with the performance by such Lender of services for other companies, and no Lender will furnish any such information to other companies. The Borrower also acknowledges that no Lender has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to Borrower, confidential information obtained from other companies.

The Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each of the Administrative Agent, each other Agent and each Lender is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any of the Administrative Agent, any other Agent or a Lender may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrower and other companies with which Borrower may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any of the Administrative Agent, any other Agent or a Lender or any of their respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

Each Lender and each Issuing Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) in participating as a Lender, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Lender, in each case in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Borrower, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender and each Issuing Lender agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities laws), (iii) it has, independently and without reliance upon the Administrative Agent, any Lead Arranger, any Syndication Agent, any Documentation Agent or any other Lender or Issuing Lender, or any of the Affiliates or related parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and each Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Lead Arranger, any Syndication Agent, any Documentation Agent or any other Lender or Issuing Lender, or any of the Affiliates or related parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.14 Releases of Guarantees. Notwithstanding anything to the contrary contained herein or in any other Loan Document, Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by Borrower having the effect of releasing any guarantee obligations to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1, provided that releases of Guarantors must comply with Section 6.7 unless otherwise consented to by the Lenders in accordance with Section 10.1.

10.15 Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential or as material and non-public information; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any Affiliate thereof, (b) subject to an agreement substantially the same as the provisions of this Section 10.15, to any actual or prospective Transferee, (c) to its employees, directors, agents, service providers, attorneys, accountants and other professional advisors or those of any of its Affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document or (j) if agreed by the Borrower in its sole discretion, to any other Person. Borrower acknowledges that information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry is not non-public information.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

For the avoidance of doubt, nothing in this Section 10.15 shall prohibit any Person from voluntarily disclosing or providing any information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 10.15 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

10.16 WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.17 USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information includes the name and address of the Borrower and the Guarantors and other information that will allow such Lender to identify the Borrower and the Guarantors in accordance with the Patriot Act.

10.18 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

10.19 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

10.20 No Novation. This Agreement is not intended to constitute, and does not constitute, a novation of the obligations and liabilities under the Ninth Amended and Restated Credit Agreement (including the Obligations) or to evidence, and does not evidence, payment of all of such obligations and liabilities.

[Signatures appear on the next page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

LENNAR CORPORATION, as Borrower

By:	/s/ Diane Bessette
Name: Diane Bessette
Title: Chief Financial Officer & Vice President

[Signature page to Tenth Amended and Restated Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Issuing Lender and as a Class A Lender

By:	/s/ Nadeige Dang
Name: Nadeige Dang
Title: Executive Director

[Signature page to Tenth Amended and Restated Credit Agreement]

BANK OF AMERICA, N.A., as a Class A Lender and an Issuing Lender

By:	/s/ Thomas W. Nowak
Name: Thomas W. Nowak
Title: Senior Vice President

[Signature page to Tenth Amended and Restated Credit Agreement]

MIZUHO BANK, LTD., as a Class A Lender

By:	/s/ Donna DeMagistris
Name: Donna DeMagistris
Title: Managing Director

[Signature page to Tenth Amended and Restated Credit Agreement]

BANCO BILBAO VIZCAYA ARGENTARIA, S.A., NEW YORK BRANCH, as a Class A Lender

By:	/s/ Cara Younger
Name: Cara Younger
Title: Managing Director

By:	/s/ Armen Semizian
Name: Armen Semizian
Title: Managing Director

[Signature page to Tenth Amended and Restated Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Class A Lender and an Issuing Lender

By:	/s/ Nora Lebow
Name: Nora Lebow
Title: Executive Director

[Signature page to Tenth Amended and Restated Credit Agreement]

BMO BANK, N.A., as a Class A Lender and an Issuing Lender

By:	/s/ Lisa Smith Boyer
Name: Lisa Smith Boyer
Title: Director

[Signature page to Tenth Amended and Restated Credit Agreement]

CITIBANK, N.A., as a Class A Lender and an Issuing Lender

By:	/s/ Saad Zaman
Name: Saad Zaman
Title: Vice President

[Signature page to Tenth Amended and Restated Credit Agreement]

GOLDMAN SACHS BANK USA, as a Class A Lender and an Issuing Lender

By:	/s/ Jonathan Dworkin
Name: Jonathan Dworkin
Title: Authorized Signatory

[Signature page to Tenth Amended and Restated Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION, as a Class A Lender and an Issuing Lender

By:	/s/ Jared Hogan
Name: Jared Hogan
Title: Officer

[Signature page to Tenth Amended and Restated Credit Agreement]

TRUIST BANK, as a Class A Lender

By:	/s/ Connor Herman
Name: Connor Herman
Title: Vice President

[Signature page to Tenth Amended and Restated Credit Agreement]

TD BANK, N.A., as a Class A Lender

By:	/s/ George Skoufis
Name: George Skoufis
Title: Vice President

[Signature page to Tenth Amended and Restated Credit Agreement]

THE HUNTINGTON NATIONAL BANK, as a Class A Lender

By:	/s/ Scott Pritchett
Name: Scott Pritchett
Title: Vice President

[Signature page to Tenth Amended and Restated Credit Agreement]

FIFTH THIRD BANK, NATIONAL ASSOCIATION, as a Class A Lender

By:	/s/ Madison Seiter
Name: Madison Seiter
Title: Vice President

[Signature page to Tenth Amended and Restated Credit Agreement]

REGIONS BANK, as a Class A Lender and an Issuing Lender

By:	/s/ Kevin Dobos
Name: Kevin Dobos
Title: Vice President

[Signature page to Tenth Amended and Restated Credit Agreement]

ZIONS BANCORPORATION, N.A. dba CALIFORNIA BANK & TRUST, as a Class A Lender and an Issuing Lender

By:	/s/ Aegea Lee
Name: Aegea Lee
Title: EVP

[Signature page to Tenth Amended and Restated Credit Agreement]

TEXAS CAPITAL BANK, a Texas state bank, formerly known as Texas Capital Bank, N.A., as a Class A Lender and Issuing Lender

By:	/s/ Jason Williams
Name: Jason Williams
Title: Executive Director

[Signature page to Tenth Amended and Restated Credit Agreement]

CITIZENS BANK, N.A. as a Class A Lender

By:	/s/ Robert Maddox
Name: Robert Maddox
Title: Senior Vice President

[Signature page to Tenth Amended and Restated Credit Agreement]

FIRST HORIZON BANK, A TENNESSEE BANKING CORPORATION, SUCCESSOR BY CONVERSION TO CAPITAL BANK, A DIVISION OF FIRST TENNESSEE BANK NATIONAL ASSOCIATION, A NATIONAL BANKING ASSOCIATION,

as a Class C Lender

By:	/s/ Clay F. Wilson
Name: Clay F. Wilson
Title: Senior Vice President

[Signature page to Tenth Amended and Restated Credit Agreement]

THE BANK OF NOVA SCOTIA, as a Class A Lender

By:	/s/ Chelsea McCune
Name: Chelsea McCune
Title: Director

[Signature page to Tenth Amended and Restated Credit Agreement]

ING CAPITAL LLC, as a Class A Lender

By:	/s/ Craig R. Bender
Name: Craig R. Bender
Title: Managing Director

ING CAPITAL LLC, as a Lender

By:	/s/ Gemma H. Bae
Name: Gemma H. Bae
Title: Managing Director

[Signature page to Tenth Amended and Restated Credit Agreement]

ROYAL BANK OF CANADA, as a Class B Lender

By:	/s/ Brian Gross
Name: Brian Gross
Title: Authorized Signatory

PINNACLE BANK, A TENNESSEE BANK D/B/A/ SYNOVUS BANK, AS SUCCESSOR BY MERGER WITH SYNOVUS BANK, as a Class B Lender

By:	/s/ David Correa
Name: David Correa
Title: Managing Director

FLAGSTAR BANK, N.A. as a Class A Lender

By:	/s/ Daniel Blazei
Name: Daniel Blazei
Title: Vice President

THE BANK OF NEW YORK MELLON, as a Class A Lender

By:	/s/ Cody Mainc
Name: Cody Mainc
Title: Director